Exhibit 10.16

EXECUTION COPY

UK PROPCO FACILITY AGREEMENT

DATED 8th FEBRUARY 2006

For

TOYS “R” US PROPERTIES (UK) LIMITED

with

THE ENTITIES NAMED HEREIN

as Original Lenders

ALLEN & OVERY

ALLEN & OVERY LLP

LONDON

Schedule

1.	Original Properties and Original Lenders		103
	Part 1	The Original Properties and Allocated Loan Amounts	103
	Part 2	The Original Lenders	106
2.	Conditions Precedent		107
	Part 1	Conditions Precedent to Initial Utilisation	107
	Part 2	Conditions Precedent for an Additional Property	110
	Part 3	Conditions Precedent to drawdown of the Cardiff Loan	113
3.	Requests		115
4.	Form of Transfer Certificate		116
5.	Form of Hedge Counterparty Accession Agreement		118
6.	Form of Quarterly Property Information		119
7.	Security Agreement		120

Signatories			153

THIS AGREEMENT is dated 8th February 2006 and made

BETWEEN:

(1)	TOYS “R” US PROPERTIES (UK) LIMITED, a company incorporated in England (registration number 5410177) with its registered office at Mitre House, 160 Aldersgate Street, London EC1A 4DD (the Company);

(2)	THE ENTITIES listed in Part 2 of Schedule 1 (Original Properties and Original Lenders) as lenders (the Original Lenders);

(3)	DEUTSCHE BANK AG, LONDON BRANCH as facility agent of the Lenders (the Facility Agent);

(4)	DEUTSCHE BANK AG, LONDON BRANCH as counterparty to certain hedging arrangements relating to the B Loan (the Original Hedge Counterparty); and

(5)	DEUTSCHE BANK AG, LONDON BRANCH as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

A1 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A1 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A1 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A1 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A2 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A2 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A2 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A2 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A3 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A3 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A3 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A3 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A4 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A4 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A4 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A4 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A5 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A5 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A5 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A5 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A6 Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “A6 Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other A6 Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any A6 Commitment transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

A Loan means any A1 Loan, A2 Loan, A3 Loan, A4 Loan, A5 Loan or A6 Loan.

A1 Loan means the principal amount of the A1 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A2 Loan means the principal amount of the A2 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A3 Loan means the principal amount of the A3 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A4 Loan means the principal amount of the A4 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A5 Loan means the principal amount of the A5 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A6 Loan means the principal amount of the A6 Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

A Lender means a Lender under this Agreement which has an A1 Commitment, A2 Commitment, A3 Commitment, A4 Commitment, A5 Commitment or an A6 Commitment or has a participation in any outstanding A Loan.

Account means a CSA Account, the General Account, the Rent Account, the Disposal Account and the Insurance Account.

Accounting Principles means generally accepted accounting principles in the United Kingdom or International Accounting Standards, or, if applicable, at any time, such other accounting principles as have been most recently agreed in accordance with Clause 16.3 (Change in accounting position).

Acquisition means the acquisition of the Original Properties by the Company from the Vendors.

Additional Hedge Counterparty means a bank or financial institution which becomes a Hedge Counterparty after the date of this Agreement.

Additional Property means any real property the security over which is created by a Security Document entered into after the first Utilisation Date, as more fully described in that Security Document and, where the context so requires, includes the buildings on that Additional Property.

Affiliate means, in relation to a body corporate or other entity (other than any of the Sponsors), any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies.

Agreement for Lease means an agreement to grant an Occupational Lease of all or part of a Property.

Allocated Loan Amount means:

(a)	with respect to an Original Property, the amount set out opposite that Property in Part 1 of Schedule 1 (Original Properties and Original Lenders); and

(b)	with respect to an Additional Property or the Cardiff Property, the amount agreed by the Company and the Facility Agent as the Allocated Loan Amount for that Property (which shall be an amount equal to 83 per cent, of the market value of that Additional Property contained in the relevant Original Valuation Report) before it becomes a Property.

Applicable Release Pricing Amount has the meaning given to it in Clause 17.13 (Disposals).

Annual Financial Statement has the meaning given to it in Clause 16 (Information Undertakings).

Approved Bank means any account bank, which has the Requisite Rating and which is a bank (as defined by section 840A of the Taxes Act) for the purposes of section 349 of the Taxes Act that may pay interest without withholding or deduction for or on account of Taxes in the ordinary course of its business, selected by the Company as the bank at which an Account may be held.

Assignation of Rent means an assignation of rent entered into or to be entered into by the Company in favour of the Facility Agent.

Auditors means in relation to any entity the auditors appointed by the Company for the purposes of and in accordance with the terms set out in Clause 16.2(b) (Requirements as to financial statements).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption of or by a person by whom the same is required by law.

Availability Period means the period from and including the date of this Agreement to:

(a)	in the case of any Loan other than the Cardiff Loan, the date falling six months after the date of this Agreement;

(b)	in the case of the Cardiff Loan, the date falling twelve months after the date of this Agreement.

B Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “B Commitment” in Part 2 of Schedule 1 (Original Properties and Original Lenders) and the amount of any other B Commitment transferred to it in accordance with this Agreement; and

(b)	in relation to any other Lender, the amount of any B Commitment which is transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

B Lender means a Lender under this Agreement which has a B Commitment or has a participation in a B Loan.

B Loan means the principal amount of the B Commitment borrowed under this Agreement and designated as such in each relevant Request or the principal amount outstanding of each such borrowing.

Break Costs means:

(a)

in relation to an A Loan, the amount (if any) determined by each A Lender concerned which would indemnify that A Lender against any loss or liability that it incurs as a consequence of any part of an A Loan or Unpaid Sum due to that A Lender being repaid or prepaid, and includes any costs incurred as a result of that A Lender terminating all or any part of its fixed rate, swap or other hedging arrangements; or

(b)	in relation to a B Loan the amount (if any) by which:

(i)	the interest which a B Lender should have received for the period from the date of receipt of all or any part of its participation in any B Loan or an Unpaid Sum due to that B Lender to the last day of the current Interest Period in respect of that B Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that B Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and Dublin.

Cardiff Property means a property located in Cardiff to be acquired by the Company after the date of and in accordance with this Agreement, as to be more particularly described in the relevant Supplemental Security Agreement.

Cardiff Loan means the principal amount of the Commitments borrowed under this Agreement and designated as such in the relevant Request or the principal amount outstanding of that borrowing.

Cash Management Agreement means the cash management agreement dated on or before Closing between, amongst others, Vanwall Finance plc and HSBC Bank plc as cash manager.

Centre of Main Interests means the “centre of main interests” of an Obligor for the purposes of Council Regulation (EC) No. 1346/2000 of 29 May, 2000.

Charged Property means all of the assets of the Company which from time to time are the subject of the Transaction Security.

Closing means the date on which the notes are issued pursuant to the Securitisation.

Closing Account means an account at Deutsche Bank AG opened in the name of the Company for the purposes of receiving and transferring funds on Closing.

Commitment means the A1 Commitment, A2 Commitment, A3 Commitment, A4 Commitment, A5 Commitment, the A6 Commitment or the B Commitment.

Confidential Information means any information relating to the Company, the Facility and/or the Acquisition (including, without limitation, the Reports) provided to any Finance Party in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information:

(a)	that is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement; or

(b)	that is known by such Finance Party before the date the information is disclosed to it or is lawfully obtained by it other than from a source which is connected with the Company or the Sponsors,

and which, in either case, so far as the relevant Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to the Company; or

(c)	in relation to the Reports, the disclosure of which is anticipated in the addressee, reliance or disclosure language contained in that Report or in any side letter to it; or

(d)	that is disclosed for the purpose of syndication of the Facility and the recipient of which has signed a confidentiality agreement in the form agreed by the Loan Market Association at that time.

Credit Support Annex means any credit support annex entered into by the Company and a Hedge Counterparty in connection with the Hedging Agreement.

Credit Support Balance has the meaning given to it in the Hedging Agreement.

CSA Account means each Account designated as such under the terms of this Agreement.

Default means an Event of Default or any event or circumstance which with the giving of notice or the lapse of time (and assuming the Company will not be able to remedy the relevant matter within any applicable grace period) or the making of any determination or fulfilment of any condition provided for in Clause 19 (Events of Default) would constitute an Event of Default.

Default Interest Period has the meaning given to it in Clause 12.6(b) (Default Interest).

Deposit Account has the meaning given to it in Clause 18.8 (Interest Cover).

Designated Website has the meaning given to it in Clause 25.7 (Use of Websites).

Discharged Rights and Obligations has the meaning given to it in Clause 20.6 (Procedure for transfer).

Disposal Account means the account designated as such under the terms of this Agreement.

Disposal Tax Liability means an amount calculated by the Company (acting reasonably and on the basis of professional advice) and notified to the Lenders as payable in tax as a result of any disposal of a Property or part of a Property permitted in accordance with the terms of this Agreement.

Disposed Property has the meaning given to it in Clause 17.12 (Acquisitions and investments).

Dispute has the meaning given to it in Clause 32 (Enforcement).

Environment means all gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Consent means consent required under or in relation to Environmental Laws.

Environmental Law means any law or directive concerning the Environment or health and safety which is at any time binding upon the Company in the jurisdictions in which the Company carries on business or operates (including, without limitation, by the export of its products or its waste thereto).

Equity means any cash contributions of equity by way of subscription for ordinary shares, preference shares or other equity interests issued by the Company and/or Subordinated Loans made to the Company.

Establishment means any place of operations where the Company carries on non-transitory economic activity with human means and goods.

Event of Default means any event or circumstance specified as such in Clause 19 (Events of Default).

Existing Lender has the meaning given to it in Clause 20.2 (Assignments and transfers by the Lenders).

Facility means each credit facility made available under this Agreement (and Facilities means all of them).

Facility Fee means:

(a)	an amount equal to the amounts payable by the Issuer on each Interest Payment Date under the notes issued pursuant to the Securitisation as set out:

(i)	in schedule 1 of the Cash Management Agreement under paragraphs (a), (b), (c), (d), (e), (f), (m), (n) and (o);

(ii)	in schedule 2 of the Cash Management Agreement under paragraphs (a), (b), (c), (d), (e), (m) and (n); and

(iii)	in schedule 3 of the Cash Management Agreement under paragraphs (a), (b), (c), (d), (e) and (m); and

(b)	an amount equal to the Pre-Funding Commitment Fee,

payable by the Company pursuant to Clause 13.6 (Facility Fee).

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Final Maturity Date means 7th April, 2013.

Finance Documents means this Agreement, any Security Document, a Subordination Agreement, any Hedging Agreement (except where the term Finance Document is used in Clauses 10.3 (Tax Gross-Up) and 10.4 (Tax Indemnity) in which case no Hedging Agreement will be included) and any other document designated as a Finance Document by the Facility Agent and the Company.

Finance Party means the Facility Agent, the Security Agent, a Lender or any Hedge Counterparty.

Financial Indebtedness means any indebtedness in respect of or arising under:

(a)	moneys borrowed; or

(b)	moneys raised including moneys raised under or pursuant to any debenture, bond, note or loan stock or other similar instrument; or

(c)	any acceptance credit; or

(d)	receivables sold or discounted (otherwise than on a non-recourse basis); or

(e)	any amount due under any agreement for managing or hedging interest rate risk provided that where such agreement provides for netting to occur this paragraph (e) shall include the net amount of the payment obligation outstanding from the Company thereunder after such netting-off has occurred; or

(f)	the amount payable by the Company to any person in respect of the redemption of any share capital or other securities issued by it where the redemption date for such share capital or other securities falls prior to the Final Maturity Date; or

(g)	amounts raised under any other transaction required to be accounted for as a borrowing under the Accounting Principles; or

(h)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (g) inclusive of this definition,

and so that, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established:

(i)	Financial Indebtedness in respect of a Subordinated Loan shall not be taken into account; and

(ii)	in relation to any bank accounts subject to netting arrangements permitted under this Agreement, the net balance shall be used.

Fitch means Fitch Ratings Ltd. and any successor to its rating business.

Fixed Rate means, in relation to an Interest Period for an A Loan or Unpaid Sum due to an A Lender, the fixed rate of interest per annum specified in the Notional Swap Confirmation.

Funds Flow Document means the funds flow, in the agreed form and contained within the tax structuring paper, delivered pursuant to Part 1 of Schedule 2 (Conditions Precedent to Initial Utilisation) showing the funds flow on the first Utilisation Date and showing all material intra-group on-loans relating to the proceeds of contributions of any Equity made or to be made on or before that date.

General Account means the account designated as such under the terms of this Agreement and opened and maintained by the Company pursuant to Clause 14 (Bank Accounts).

Headlease means a lease under which the Company holds title to a Property.

Hedge Additional Termination Event means an Additional Termination Event as defined in the relevant Hedging Agreement.

Hedge Counterparty means the Original Hedge Counterparty or an Additional Hedge Counterparty.

Hedge Counterparty Accession Agreement means a letter, substantially in the form of Schedule 5 (Form of Hedge Counterparty Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require.

Hedge Defaulting Party means the Defaulting Party (as defined in the relevant Hedging Agreement).

Hedging Agreement means any interest hedging arrangement entered into by the Company in connection with interest payable under this Agreement in relation to the B Loan.

Holding Company means, in relation to a body corporate or other entity, any other body corporate or other entity in respect of which it is a Subsidiary.

Individual Loan to Value means the Allocated Loan Amount for a Property as a percentage of the value of that Property, determined in accordance with the most recent Valuation at the relevant time.

Insurance Account means the account designated as such under the terms of this Agreement and opened and maintained by the Company pursuant to Clause 14 (Bank Accounts).

Intercreditor Deed means the intercreditor deed dated on or about the date of this Agreement between, amongst others, the A Lender, the B Lender and the Hedge Counterparty (in each case as at the date of this Agreement).

Interest Cover means, on any testing date (as defined below), projected annual rental income as a percentage of projected annual finance costs at that time. For the purposes of this definition:

(a)	projected annual finance costs means an estimate by the Company, acting reasonably and based on prudent and appropriate grounds, of the aggregate amount payable to the Finance Parties by way of interest on the Loans (having taken into account any net amounts receivable or payable under any Hedging Agreements) during any period of 12 consecutive months in respect of which the Company has estimated projected annual rental income;

(b)	projected annual rental income means an estimate by the Company, acting reasonably and based on prudent and appropriate grounds, as at any testing date, of the passing net rental income that will be received during the period of 12 consecutive months commencing on that testing date; and

(c)	testing date means each Utilisation Date, each Interest Payment Date and any other date on which the terms of this Agreement refer to Interest Cover being tested.

In determining the passing net rental income the Company will assume:

(i)	a break clause under any Lease Document will be deemed to be exercised at the earliest date available to the relevant tenant;

(ii)	net rental income will be ignored unless payable under an unconditional and binding Lease Document;

(iii)	potential net rental income increases as a result of rent reviews will be ignored other than where there are fixed rental increase under the relevant Lease Document;

(iv)	net rental income payable by a tenant that is more than one month in arrears will be ignored;

(v)	net rental income will be increased by amounts payable as interest on amounts standing to the credit of the Disposals Account; and

(vi)	net rental income will be reduced by the amounts (together with any related value added or similar taxes) of approved rent, rates, service charges, insurance premia, maintenance and other outgoings with respect to a Property to the extent that any of these items are not fully funded by the tenants under the Lease Documents, and will provide details of each determination to the Facility Agent.

Interest Payment Date means 7th January, 7th April, 7th July and 7th October in each year and the Final Maturity Date, with the first Interest Payment Date being 7th April, 2006. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 12.1 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.6(a) (Default Interest).

Investors means the Sponsors (and/or funds managed or advised by any of them or by any Sponsors’ Affiliate) and any of their respective subsequent successors or permitted assigns or transferees.

Lease Document means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease; or

(c)	any other document designated as such by the Facility Agent and the Company.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 20 (Changes to the Parties),

provided that upon (i) termination in full of all of the Commitments of any Lender and (ii) payment in full of all amounts which may be or become payable to such Lender under the Finance Documents such Lender shall not be regarded as being a Lender for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Lenders or the Majority Lenders has been complied with.

LIBOR means, in relation to an Interest Period of a B Loan or an Unpaid Sum due to a B Lender:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, at 11.00 a.m. on the Quotation Day for the offering of deposits in Sterling and for a period comparable to that Interest Period.

Loan means an A Loan or the B Loan.

Loan to Value means the aggregate Loans as a percentage of the aggregate value of the Original Properties and the Cardiff Property after it has been acquired (or where the percentage is used to calculate the Allocated Loan Amount in accordance with paragraph (b) of the definition of “Allocated Loan Amount”, all the Properties and the relevant Additional Property (or the Cardiff Property)), determined:

(a)	(for the purposes of Clause 4.2 (Additional Conditions Precedent)) in accordance with the Original Valuation Report; and

(b)	(for any other purposes) in accordance with the most recent Valuations at that time.

Majority Lenders means at any time:

(a)	a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments; or

(b)	if the Total Commitments have been reduced to zero, Lenders whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction.

Mandatory Cost means, in relation to a Loan or Unpaid Sum, the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or other like requirements of the Bank of England, the Financial Services Authority or the European Central Bank.

Margin means:

(a)	in relation to the A1 Loan 0.28 per cent, per annum;

(b)	in relation to the A2 Loan 0.34 per cent, per annum;

(c)	in relation to the A3 Loan 0.60 per cent, per annum;

(d)	in relation to the A4 Loan 0.80 per cent, per annum;

(e)	in relation to the A5 Loan 1.10 per cent. per annum;

(f)	in relation to the A6 Loan 1.50 per cent. per annum; and

(g)	in relation to the B Loan 2.25 per cent. per annum.

Market Disruption Event has the meaning given to it in Clause 11.4 (Change in Market Conditions).

Material Adverse Effect means an event or circumstance which (after taking account of any warranty, indemnity or other right of recourse against any third party with respect to the relevant event or circumstance (including, without limitation, coverage by insurances and any commitment by any person to provide any additional contribution of Equity), where “taking account of” will include a consideration of all relevant facts and circumstances including the timing and likelihood of successful recovery and potential counterclaims and other claims against the Company with respect to the relevant event or circumstance and the creditworthiness of relevant third parties) has or would reasonably be expected to have a material adverse effect on:

(a)	the ability of the Company to meet:

(i)	its payment obligations under the Finance Documents; or

(ii)	the financial covenant contained in Clause 18.8 (Interest Cover); or

(b)	the validity or enforceability of the rights and remedies (taken as a whole) of the Lenders under the Finance Documents.

Minor Sale has the meaning given to it in Clause 17.13 (Disposals).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly. The above rules will not, for the avoidance or doubt, apply in relation to any periods applicable to financial statements.

Moody’s means Moody’s Investors Services Limited and any successor in its rating business.

Mortgage of Shares means the mortgage of the shares in the Company granted by Toys “R” Us Holdings Limited and delivered under Part 1 of Schedule 2 (Conditions Precedent).

Net Proceeds means in relation to the disposal of a Property or any part of a Property, the total consideration received in cash by the Company in respect of the disposal to any person but after deduction of:

(a)	all reasonable third party costs and expenses properly incurred by the Company in effecting that disposal (all such costs, expenses and payments to be evidenced in reasonable detail by the Company to the Facility Agent promptly upon request); and

(b)	an amount equal to any Disposal Tax Liability.

New Lender has the meaning given to it in Clause 20.2 (Assignments and transfers by the Lenders).

Net Rental Income means Rental Income other than Tenant Contributions.

Notional Swap Confirmation means the notional swap confirmation entered into by the relevant A Lender (which, on the date of this Agreement, is the A Lender which is an Original Lender) in relation to the A Loans on or before Closing and from time to time thereafter.

Occupational Lease means each OpCo Lease and any other lease or licence or other right of occupation granted by the Company or right of the Company to receive rent to which a Property may at any time be subject.

Offering Circular means the offering circular issued in relation to the Securitisation.

OpCo Lease means any lease in the agreed form in relation to an Original Property pursuant to which the Principal Tenant is the tenant and the Company is the landlord and any other such lease in respect of an Additional Property or the Cardiff Property where the rent payable thereunder has been approved by the Facility Agent (acting reasonably based on the advice of the Valuer) as being an appropriate market rent.

Original Property means each property listed in Part 1 of Schedule 1 (Original Properties and Original Lenders) as more fully described in a Security Document and, where the context so requires, includes the buildings on that Original Property.

Original Valuation Report means:

(a)	in relation to the Original Properties, the property valuation report dated 30th June, 2005 prepared by CB Richard Ellis, together with the side letter dated on or about 8th February, 2006 confirming the valuation given in the Original Valuation Report having reviewed the final form Reports on Title and the OpCo Leases in respect of the Original Properties;

(b)	in relation to any Additional Property, the Valuation delivered pursuant to Part 2 of Schedule 2 (Conditions Precedent for an Additional Property) in relation to that Additional Property; and

(c)	in relation to the Cardiff Property, the Valuation delivered pursuant to Part 3 of Schedule 2 (Conditions Precedent to the drawdown of the Cardiff Loan),

in each case, addressed to, and/or capable of being relied upon by, the Finance Parties.

Over Collateralised Amount means an amount equal to the lower of:

(a)	the net close-out amount due from the Company to the Hedge Counterparty under the relevant Hedging Agreement following the termination of all transactions in respect of the

Hedging Agreement as a result of the occurrence of an event of default or a termination event under the Hedging Agreement, if any, and otherwise zero;

(b)	the Credit Support Balance if any, and otherwise zero; and

(c)	the amount standing to the credit of the CSA Account.

Paper Form Lender has the meaning given to it in Clause 25.7 (Use of Websites).

Party means a party to this Agreement.

Permitted Amendment has the meaning given to it in Clause 18.1 (Occupational Leases).

Permitted Contract means any contract relating to a Permitted Amendment or a Permitted Subleasing Arrangement, each as defined in Clause 18.1 (Occupational Leases).

Permitted Subleasing Arrangement has the meaning given to it in Clause 18.1 (Occupational Leases).

Post-Disposal Valuation has the meaning given to it in Clause 17.13 (Disposals).

Pre-Disposal Valuation has the meaning given to it in Clause 17.13 (Disposals).

Pre-funding Commitment Fee has the meaning given to it in the Cash Management Agreement.

Principal Tenant means Toys “R” Us Limited, a company incorporated in England and Wales (registration number 1809223) in its capacity as occupational tenant of the Company pursuant to an OpCo Lease.

Property means an Original Property, the Cardiff Property or an Additional Property.

Property Management Agreement means any document pursuant to which a Property Manager is appointed by the Company in accordance with the terms of this Agreement.

Property Manager means any entity appointed by the Company to manage, monitor, and/or maintain the Properties.

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first date of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Rating Agency means Fitch, S&P or Moody’s or any further or replacement rating agency which is appointed to provide a credit rating for the notes issued pursuant to the Securitisation with the prior written approval of the Company.

Rating Event has, with respect to a Hedging Arrangement or a Hedge Counterparty to a Hedging Arrangement, the meaning given to it in that Hedging Arrangement.

Rating Event Replacement Counterparty means a Hedge Counterparty which has replaced another Hedge Counterparty following the occurrence of a Rating Event with respect to that latter Hedge Counterparty in accordance with the relevant Hedging Arrangement.

Recovering Finance Party has the meaning given to it in Clause 23.1 (Payments to Finance Parties).

Reference Banks means the principal London offices of the Facility Agent, Barclays Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Facility Agent in consultation with the Company.

Relevant Interbank Market means the London interbank market.

Remedy Additional Property has the meaning given to in Clause 17.12 (Acquisitions and investments).

Rent Account means the account designated as such under the terms of this Agreement and opened and maintained by the Company pursuant to Clause 14 (Bank Accounts).

Rental Income means all amounts payable to or for the benefit or account of the Company in connection with the occupation of all or part of a Property, including:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of the Company;

(d)	any other moneys paid or payable in respect of occupation and/or usage of a Property and any fixture and fitting on a property including any fixture or fitting on a Property for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease Document;

(g)	any sum paid or payable by any guarantor of any occupational tenant under any Lease Document;

(h)	any Tenant Contributions; and

(i)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above (which have not been reimbursed by another person) by the Company.

Repayment Date means each date on which a Repayment Instalment is due under Clause 6 (Repayment).

Repayment Instalment means each instalment for repayment of the Loans referred to in Clause 6 (Repayment).

Repeating Representations means those representations referred to in Clause 15.20 (Repetition) which are repeated on the dates set out in that Clause.

Report on Title means, in respect of any Property, each certificate on title supplied to the Facility Agent under this Agreement on or before the date of the relevant Security Agreement which creates security over that Property.

Reports means each Valuation and each Report on Title.

Required Amount has the meaning given to it in Clause 17.13 (Disposals).

Requisite Rating means a person with long or short term (as appropriate) unsecured debt instruments in issue which are neither subordinated nor guaranteed and which meet the following requirements:

(a)	in relation to a bank at which an Account is held:

(i)	short term instruments with ratings of F1 (or better) by Fitch P-1 (or better) by Moody’s and A-1+ (or better) by S&P; and

(ii)	long term instruments with ratings of A (or better) by Fitch A1 (or better) by Moody’s and A+ (or better) by S&P;

(b)	in relation to a Hedge Counterparty or a person guaranteeing the obligations of a Hedge Counterparty:

(i)	short term instruments with a rating of A-1 (or better) by S&P;

(ii)	short term instruments with a rating of F1 (or better) by Fitch and long term instruments with a rating of A (or better) by Fitch; and

(iii)	short term instruments with a rating of Prime-1 (or better) and long term investments with a rating of A1 (or better) by Moody’s; and

(c)	in relation to an insurance company, an underwriter, a group of insurance companies or a group of underwriters:

(i)	in the case of an insurance company or underwriter, long term instruments with a rating of, or a financial strength rating of; or

(ii)	in the case of a group of insurance companies or underwriters, weighted average long term instruments with a rating of, or a financial strength rating of,

A (or better) by Fitch and A (or better) by S&P.

S&P means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor to its rating business.

Secondary Tax Liabilities means any liability under sections 767A or 767AA of the Income and Corporation Taxes Act 1988 which would not have arisen but for the making of the Loans.

Screen Rate means the British Bankers’ Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the B Lenders.

Securitisation means the securitisation of the A Loans by the relevant Original Lender.

Security means any mortgage, charge (fixed or floating), standard security, pledge, lien, hypothecation, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including the establishment of any rights of set-off) entered into for the purposes of conferring security or placing the beneficiary of such agreement or arrangement in a preferred position in an insolvency vis-à-vis other unsecured creditors (including, without limitation, a sale and repurchase arrangement entered into for such purposes).

Security Agreement means an English and Northern Irish law composite debenture creating first fixed and floating security over the assets and undertaking of the Company in favour of the Security Agent.

Security Document means:

(a)	the Security Agreement;

(b)	the Mortgage of Shares;

(c)	a Standard Security;

(d)	an Assignation of Rent;

(e)	a Supplemental Security Agreement;

(f)	any other document evidencing or creating security over any asset to secure any obligation of the Company to a Finance Party under the Finance Documents; or

(g)	any other document designated as such by the Facility Agent and the Company.

Sponsors means, together, Bain Capital Ltd., Kohlberg Kravis Roberts & Co. Ltd. and Vornado Realty Trust and any other private equity sponsors selected by them as part of the equity syndication of the acquisition of Toys “R” Us Inc.

Sponsors’ Affiliate means, in relation to any Sponsor, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies and includes any fund or partnership represented, managed or controlled by any Sponsor or any of their respective Sponsors’ Affiliates and any Sponsors’ Affiliate of any such fund or partnership but does not include any portfolio company of any Sponsor or of any Affiliate of any Sponsor and, in the context of a person or persons achieving or having control over another person, control for the purposes of this definition means the person or persons acting in concert controlling, or being able to control, the composition of the board or directors or equivalent management board of that other person or the person or persons acting in concert in accordance with whose directions a majority of the board of directors or equivalent management board of that other person are or become accustomed to act.

Standard Security means a standard security entered into or to be entered into by the Company, in favour of the Facility Agent, with respect to any Property located in Scotland.

Structure Chart means the chart in the agreed form setting out the shareholding structure of the Company as at the first Utilisation Date.

Subordinated Loan means a loan to the Company from any person which is subordinated in right, time and priority of payment to amounts outstanding under the Finance Documents pursuant to a Subordination Agreement or otherwise on terms acceptable to the Facility Agent (acting reasonably).

Subordination Agreement means a subordination agreement in a form agreed by the Company and the Facility Agent (acting reasonably) (including, without limitation, those delivered as conditions precedent to this Agreement).

Subsidiary means, in relation to any person, any corporation, any entity or any partnership, which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

Substitute Additional Property has the meaning given to it in Clause 17.12 (Acquisitions and investments).

Substitution Notice has the meaning given to it in Clause 17.12 (Acquisitions and investments).

Supplemental Security Agreement means a security agreement supplemental to a Security Agreement creating a legal mortgage over an Additional Property or the Cardiff Property substantially in the form approved by the Facility Agent for the purposes of Part 2 of Schedule 2 (Conditions Precedent for an Additional Property) or Part 3 of Schedule 2 (Conditions Precedent to drawdown of the Cardiff Loan).

Taxes includes all present and future income and other Taxes, levies, imposts, duties, or other charges or withholdings of a similar nature wheresoever imposed and together with interest thereon and penalties and fines with respect thereto, if any, and any payments made on or in respect thereof and Tax and Taxation shall be construed accordingly.

Tenant Contributions means any amount paid or payable to the Company by any tenant under a Lease Document or any other occupier of a Property, by way of:

(a)	contribution to:

(i)	insurance premia;

(ii)	the cost of an insurance valuation;

(iii)	a service charge in respect of the Company’s costs under any repairing or similar obligation or in providing services to a tenant of, or with respect to, a Property;

(iv)	a sinking fund; or

(v)	rent or other sums payable under any Headlease; or

(b)	value added tax or similar taxes.

Total Commitments means the aggregate of the Commitments.

Transaction Costs means all fees, costs and expenses and stamp, transfer, registration, notarial and similar Taxes incurred by the Company in relation to the Acquisition, the entry into this Agreement and the transactions contemplated by this Agreement.

Transaction Document means:

(a)	a Finance Document;

(b)	a Property Management Agreement; or

(c)	a Lease Document.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or any other Finance Party pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Part 1 of Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in relation to any Transfer Certificate, the date for making the transfer as specified in the Transfer Certificate.

Treaty Lender has the meaning given to it in Clause 10.1 (Tax Definitions).

Unpaid Sum means any sum due and payable but unpaid by the Company under the Finance Documents.

Utilisation Date means each date on which a Facility is utilised.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Requests).

Valuation means the Original Valuation Report and any other valuation of one or more Properties by a surveyor or valuer acceptable to the Facility Agent (acting reasonably), addressed to the Finance Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

VAT is a reference to value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto and any other tax levied in accordance with the Sixth Council Directive of 17 May 1977 on the harmonization of the laws of Member States relating to turnover taxes (77/388/EEC) as implemented in the EU Member States under their respective value added tax legislation and legislation supplemental thereto.

Vendor means each of Toys “R” Us Limited and Toys “R” Us Properties Limited.

Vendor’s Completion Loan means each loan made by a Vendor to the Company in relation to (and for the purpose of completing) the Acquisition as referred to in the Funds Flow Document.

Waterfall Trigger Event has the meaning given to it in the Intercreditor Deed.

Website Lenders has the meaning given to it in Clause 25.7 (Use of Websites).

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)

the Facility Agent, the Security Agent, any Finance Party, any Lender, any Hedge Counterparty, the Company, any Party or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as a security agent or trustee in accordance with this Agreement;

(ii)	an agency of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iii)	a document in agreed form is a document which is in a form agreed and/or approved on or before the date of this Agreement by the Company and the Facility Agent or, if not so agreed or approved, as approved or agreed by the Facility Agent (acting reasonably);

(iv)	an agreement includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(v)	assets includes property and rights of every kind, present, future and contingent (including uncalled share capital);

(vi)	continuing in relation to an Event of Default or Default shall be construed as a reference to such an event which is continuing unremedied and unwaived;

(vii)	currency equivalent means the equivalent in Sterling of an amount in another currency as determined by reference to the Facility Agent’s spot rate of exchange for the purchase of Sterling with the relevant currency in the London foreign exchange market as of 11.00 a.m. on the date of determination;

(viii)	a directive includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply) of any agency of any state;

(ix)	a disposal in respect of a Property includes any disposal pursuant to a compulsory purchase order;

(x)	a filing includes any relevant filing, registration, recording or notice (and references to making or renewing “filings” shall be construed accordingly) required by law or regulation;

(xi)	a guarantee includes:

(A)	an indemnity; and

(B)	any other obligation (whatever called) of any person:

I.	to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

II.	to be responsible for the performance of any obligations by or the solvency of any other person,

(and guaranteed and guarantor shall be construed accordingly);

(xii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)	a participation of a Lender in a Loan, means the amount of the relevant Loan which such Lender has made or is to make available and thereafter that part of that Loan which is owed to such Lender;

(xiv)	reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the time-barring of claims under applicable statutes of limitation, rules against penalties and similar principles and generally applicable limitations of law which are provided for as qualifications in the legal opinions delivered to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent), Schedule 2 (Conditions Precedent) or delivered in relation to any Security Document;

(xv)	unwaived means not expressly waived in writing by the Facility Agent (and in giving any written waiver confirming that it is acting on the instructions of the Majority Lenders or all the Lenders, as the case may be);

(xvi)	a provision of law is a reference to that provision as amended, restated or re-enacted; and

(xvii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Save where a contrary intention appears, in this Agreement:

(i)	a reference to any agreement (including, without limitation, any of the Finance Documents) is to be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of any of the Finance Documents including, for the avoidance of doubt, any amendment of any agreement referred to as being in the agreed form or dated on the date of this Agreement;

(ii)	a reference to a statute or statutory instrument or any provision thereof is to be construed as a reference to that statute or statutory instrument or such provision thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(iii)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(iv)	words importing the plural shall include the singular and vice versa; and

(v)	in the event that compliance with any monetary limit specified in this Agreement shall fall to be determined, any conversion from any currency to Sterling necessary for that purpose shall be by reference to the Facility Agent’s spot rate of exchange for the purchase of Sterling with the relevant currency in the London foreign exchange market as of 11.00 a.m. on the date of determination.

1.3	Currency Symbols and Definitions

£ and Sterling means the lawful currency of the United Kingdom.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company:

(a)	the A1 Loan in an amount equal to the A1 Commitment;

(b)	the A2 Loan in an amount equal to the A2 Commitment;

(c)	the A3 Loan in an amount equal to the A3 Commitment;

(d)	the A4 Loan in an amount equal to the A4 Commitment;

(e)	the A5 Loan in an amount equal to the A5 Commitment;

(f)	the A6 Loan in an amount equal to the A6 Commitment; and

(g)	the B Loan in an amount equal to the B Commitment,

each a term loan facility and in an aggregate amount equal to the Total Commitments.

2.2	The Cardiff Loan

(a)	The Company may, at any time during the relevant Availability Period, request the Cardiff Loan in a maximum amount which complies with paragraph (b) below.

(b)	The Cardiff Loan requested pursuant to paragraph (a) above must not exceed an amount equal to the lower of:

(i)	£10,800,000;

(ii)	83.00 per cent. of the market value of the Cardiff Property as set out in the relevant Original Valuation Report;

(iii)	89.88 per cent. of the vacant possession value of the Cardiff Property as set out in the relevant Original Valuation Report; and

(iv)	the aggregate of the maximum available amounts under the Commitments.

(c)	The Lenders shall only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to the Cardiff Loan if the conditions set out in Clauses 4.1(c) (Initial Conditions Precedent) and 4.2 (Additional Conditions Precedent) have been, or will on the relevant Utilisation Date be, satisfied.

(d)	Any Utilisation Request relating to the Cardiff Loan issued pursuant to paragraph (a) above must comply with the provisions of Clause 5 (Utilisation).

(e)	The Cardiff Loan, once advanced, will form part of each of the A1 Loan, A2 Loan, A3 Loan, A4 Loan, A5 Loan, the A6 Loan and B Loan in each case in the maximum amount set out in Schedule 1 under the heading “Maximum share of Cardiff Loan”.

(f)	The amount of the Cardiff Loan to be drawn under each Commitment will be:

(i)	the relevant pro rata amount for that Loan up to a maximum amount set out in Schedule 1 under the heading “Maximum share of Cardiff Loan”; and

(ii)	in the case of the B Loan, a further amount up to a maximum aggregate amount equal to that set out in Schedule 1 under the heading “Maximum share of Cardiff Loan”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Basis of Participation

Subject to the other provisions of this Agreement, each Lender will participate in each Loan in the proportion which its relevant Commitment bears to the aggregate relevant Commitments as at the relevant Utilisation Date.

2.5	Facility Offices

(a)	Subject as provided in Clause 2.6 (Lending Affiliates) below, each Lender will participate in each Loan through its Facility Office.

(b)	Subject as provided in Clause 2.6(d) (Lending Affiliates) below, any Lender may only use its nominated Facility Office for the purposes of making a Loan.

2.6	Lending Affiliates

(a)	A Lender may nominate a branch or Affiliate to discharge its obligations to participate in a Loan:

(i)	in this Agreement; or

(ii)	in the Transfer Certificate pursuant to which such Lender becomes a Party.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so.

(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a branch or Affiliate on its behalf and non-performance of a Lender’s obligations by its branch or Affiliate shall not relieve such Lender from its obligations under this Agreement.

(d)	The Company shall not be liable to pay any amount being required to be paid by the Company under Clause 10 (Taxes) or Clause 11.2 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facility. Each Lender shall promptly notify the Facility Agent and the Company of the Tax jurisdiction from which its branch or Affiliate will participate in the Loan and such other information regarding that branch or Affiliate as the Company may reasonably request.

(e)	Any notice or communication to be made to a branch or an affiliate of a Lender pursuant to Clause 25 (Notices and Confidentiality):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Facility Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct withholding Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 11 (Change in Circumstances); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having single Commitments (being the relevant Commitment of that Lender) but for all other purposes other than those referred to in paragraphs (c) and (e)(ii) above will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of (A) voting in relation to any matter in connection with a Finance Party or (B) compliance with Clause 20.2 (Assignments and transfers by the Lenders).

2.7	Enforcement of Rights

Subject to any provision of the Finance Documents to the contrary, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

3.	PURPOSE

3.1	Purpose

The Company shall apply each Loan towards the consideration payable by it to the Vendors pursuant to the Acquisition and the funding or reimbursement of Transaction Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Lenders shall only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to a Loan if:

(a)	the Facility Agent has notified the Company that it has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in the agreed form (to the extent agreed at or prior to signing of this Agreement) or otherwise in form and substance satisfactory to the Facility Agent, in each case acting reasonably;

(b)	Closing has occurred; and

(c)	in the case of the Cardiff Loan, the Facility Agent has notified the Company that it has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent to the drawdown of the Cardiff Loan) in form and substance satisfactory to the Facility Agent, acting reasonably.

The Facility Agent and the relevant Original Lender shall notify the Company and the Lenders as set out in paragraphs (a), (b) and (c) above promptly upon being so satisfied (in the case of paragraph (a) and (c)) or promptly upon Closing having occurred (in the case of paragraph (b)).

4.2	Additional Conditions Precedent

In addition, the Lenders shall be under no obligation to make a Loan available to the Company unless, on both the date of the relevant Utilisation Request and the relevant Utilisation Date:

(a)	no Default has occurred and is continuing and no Default will occur as a result of making the relevant Loan;

(b)	the Repeating Representations that are required under this Agreement to be repeated on those dates are true and accurate (in all material respects in the case of any representation or warranty which is not subject to a materiality test in accordance with its terms as provided for in Clause 15 (Representations)) in each case by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the relevant Loan is made;

(c)	immediately following the making of the relevant Loan, the Loan to Value does not exceed 83 per cent; and

(d)	immediately following the making of the relevant Loan, Interest Cover will not be less than 110 per cent.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 9.30 a.m. on the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day and within the relevant Availability Period;

(ii)	the amount of the Loan requested does not exceed the maximum undrawn amount available under the relevant Commitment on the proposed Utilisation Date or, in the case of the Cardiff Loans, the maximum amount available pursuant to Clauses 2.2 (The Cardiff Loan) and 4.2(c) and (d) (Additional Conditions Precedent); and

(iii)	it specifies details of the bank and account to which the proceeds of the Loan are to be paid.

5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its relevant Commitment to the relevant aggregate Commitments immediately prior to making the relevant Loan.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment

(a)	In this Clause Anniversary Date means an anniversary of the first Utilisation Date.

(b)	Subject to paragraph (d) below, the Company must, from the first Anniversary Date, repay the A Loans by quarterly instalments in accordance with the table set out below, such that on each Interest Payment Date falling in a period referred to in Column A of the table below, the Company shall repay an amount equal to one quarter of the amount equal to the percentage of the outstanding principal amount of the A Loans (as at the first day after the Availability Period for the Cardiff Loan has ended) identified next to that period in Column B in the table below.

Column A	Column B
Interest Payment Dates	Percentage of A Loans to be repaid in the relevant year
From (but excluding) the first Anniversary Date to (and including) the second Anniversary Date	0.30%
From (but excluding) the second Anniversary Date to (and including) the third Anniversary Date	0.35%
From (but excluding) the third Anniversary Date to (and including) the fourth Anniversary Date	0.50%
From (but excluding) the fourth Anniversary Date to (and including) the fifth Anniversary Date	0.50%
From (but excluding) the fifth Anniversary Date to (and including) the sixth Anniversary Date	0.55%
From (but excluding) the sixth Anniversary Date to (and including) the seventh Anniversary Date	0.55%

(c)	Subject to paragraph (d) below, the Company must, from the first Anniversary Date, repay the B Loan by quarterly instalments in accordance with the table set out below, such that on each Interest Payment Date falling in a period referred to in Column A of the table below, the Company shall repay an amount equal to one quarter of the amount equal to the percentage of the outstanding principal amount of the B Loan (as at the first day after the Availability Period for the Cardiff Loan has ended) identified next to that period on Column B in the table below:

Column A	Column B

Interest Payment Dates	Percentage of B Loans to be repaid in the relevant year
From (but excluding) the first Utilisation Date to (and including) the first Anniversary Date	1.00%
From (but excluding) the first Anniversary Date to (and including) the second Anniversary Date	1.00%
From (but excluding) the second Anniversary Date to (and including) the third Anniversary Date	1.00%
From (but excluding) the third Anniversary Date to (and including) the fourth Anniversary Date	1.00%
From (but excluding) the fourth Anniversary Date to (and including) the fifth Anniversary Date	1.00%
From (but excluding) the fifth Anniversary Date to (and including) the sixth Anniversary Date	1.00%
From (but excluding) the sixth Anniversary Date to (and including) the seventh Anniversary Date	1.00%

(d)	The Company must repay the then outstanding amount of the Loans in full on the Final Maturity Date.

(e)	Amounts repaid pursuant to paragraph (b) above will be applied against the A Loans in the following order:

(i)	first, in prepayment of the A1 Loan;

(ii)	secondly, in prepayment of the A2 Loan;

(iii)	thirdly, in prepayment of the A3 Loan;

(iv)	fourthly, in prepayment of the A4 Loan;

(v)	fifthly, in prepayment of the A5 Loan; and

(vi)	sixthly, in prepayment of the A6 Loan.

6.2	Miscellaneous

(a)	The provisions of Clause 7.5 (Miscellaneous) shall apply to any repayment under this Clause 6.

(b)	All repayments in respect of each Loan are to be made pro rata to all the Lenders in relation to that Loan.

7.	PREPAYMENT

7.1	Voluntary Prepayments

(a)	The Company may prepay or procure the prepayment of any Loan or any part thereof at any time provided that the Facility Agent has received not less than twelve (12) Business Days’ prior written notice from the Company of the proposed date and amount of the prepayment and further provided that any partial prepayment of the relevant Loan will be in a minimum amount of £1,000,000 (and an integral multiple of £100,000) or if less, the outstanding amount of the relevant Loan and, in each case, if paid other than on the last day of an Interest Period, is made together with any amount payable under Clause 13.5 (General Indemnity).

(b)	Any prepayment under paragraph (a) above shall be applied against the Loans in accordance with Clause 7.4(a) (Prepayments: Order of Application).

7.2	Mandatory prepayment – compulsory purchase

(a)	If all or any part of a Property is subject to a compulsory purchase order and the compensation received in respect of that compulsory purchase order is in excess of £100,000 then the Company must immediately give notice of the compulsory purchase order to the Facility Agent.

(b)	Unless the Facility Agent agrees otherwise, if all or any part of a Property is subject to a compulsory purchase order of the type described in paragraph (a) above, the total amount the compensation received (up to a maximum amount equal to what the Applicable Release Pricing Amount (as defined in Clause 17.13 (Disposals)) would be for the relevant Property or part of a Property if the compulsory purchase had been a disposal made in accordance with this Agreement) must be paid into the Disposal Account for application in accordance with Clause 14.5 (Disposal Account) (giving the Facility Agent not less than twelve (12) Business Days’ prior written notice of that prepayment).

(c)	Any prepayment under paragraph (b) above shall be applied against the Loans in accordance with Clause 7.4(b) (Prepayments: Order of Application).

7.3	Mandatory prepayments – disposals and insurance proceeds

(a)	If all or part of a Property is disposed of in accordance with this Agreement, the Company must apply the proceeds of that disposal in prepayment of the Loans to the extent required in Clause 17.13 (Disposals) and in accordance with the other terms of this Agreement.

(b)	The Company must apply the proceeds of any insurance policy in prepayment of the Loan to the extent required by Clause 18.4(n) (Insurances) (giving the Facility Agent not less than twelve (12) Business Days’ prior written notice of that prepayment).

(c)	Any prepayment under paragraph 7.4(b) above shall be applied against the Loans in accordance with Clause 7.4(b) (Prepayments: Order of Application)

7.4	Prepayments: Order of Application

(a)	Prepayments made pursuant to Clause 7.1 (Voluntary Prepayments) shall, unless the Facility Agent notifies the Company otherwise after the occurrence of an Event of Default:

(i)	be made

(A)	prior to a Waterfall Trigger Event:

I.	firstly, to the B Lenders; and

II.	secondly, to the A Lenders,

and;

(B)	if a Waterfall Trigger Event exists:

I.	firstly, to the A Lenders; and

II.	secondly, to the B Lenders; and

(ii)	shall be applied by the A Lenders towards the A Loans in the following order:

(A)	first, in prepayment of the A6 Loan;

(B)	secondly, in prepayment of the A5 Loan;

(C)	thirdly, in prepayment of the A4 Loan;

(D)	fourthly, in prepayment of the A3 Loan;

(E)	fifthly, in prepayment of the A2 Loan;

(F)	sixthly, in prepayment of the A1 Loan; and

(iii)	shall be applied against the amount of principal payable in relation to each Loan on the Final Maturity Date detailed in Clause 6 (Repayment).

(b)	Prepayments made pursuant to Clauses 7.2 (Mandatory prepayment – compulsory purchase) and 7.3 (Mandatory prepayments – disposals and insurance proceeds) shall, unless the Facility Agent notifies the Company otherwise after the occurrence of an Event of Default:

(i)	be made:

(A)	prior to a Waterfall Trigger Event to the A Lenders and the B Lenders pro rata; and

(B)	if a Waterfall Trigger Event exists:

I.	firstly, to the A Lenders; and

II.	secondly, to the B Lenders; and

(ii)	shall be applied by the A Lenders towards prepayment of the A Loans in the following order:

(A)	first, in prepayment of the A1 Loan;

(B)	secondly, in prepayment of the A2 Loan;

(C)	thirdly, in prepayment of the A3 Loan;

(D)	fourthly, in prepayment of the A4 Loan;

(E)	fifthly, in prepayment of the A5 Loan;

(F)	sixthly, in prepayment of the A6 Loan; and

(iii)	shall be applied against the amount of principal payable in relation to each Loan on the Final Maturity Date detailed in Clause 6 (Repayment).

The Commitments of the Lenders prepaid shall be cancelled in an amount equal to each amount prepaid pursuant to this Clause 7.4.

7.5	Miscellaneous

(a)	No prepayment of any Loan may be made except at the times and in the manner expressly provided by this Agreement.

(b)	Any repayment or prepayment must be accompanied by accrued interest on the amount repaid or prepaid, any applicable Break Costs and any other sum then due and payable under the Finance Documents including, without limitation, any payment due to the Hedge Counterparty pursuant to the Company’s compliance with Clause 12.5(c) (Hedging).

(c)	Any repayment or prepayment of a Loan (or part thereof) shall be made in Sterling.

(d)	No amount of a Loan repaid or prepaid may be redrawn.

8.	CANCELLATION

(a)	At the close of business on the last Business Day of the Availability Period for the Loans other than the Cardiff Loan any portion of any Commitment in excess of an amount equal to the relevant pro rata share of £10,800,000 (being the maximum amount of the Cardiff Loan) remaining undrawn will be cancelled.

(b)	At the close of business on the last Business Day of the Availability Period for the Cardiff Loan, any portion of any Commitment remaining undrawn will be cancelled.

(c)	No amounts cancelled may subsequently be reinstated.

9.	PAYMENTS

9.1	By Lenders

(a)	On each Utilisation Date, each Lender shall make its share of the relevant Loan (net, to the extent applicable in respect of any A5 Loan, of any discount arising as a result of the arrangements entered into by the A Lender in connection with the funding of that A5 Loan) available to the Facility Agent for payment to the Company by payment in Sterling and in immediately available cleared funds to such account as the Facility Agent shall specify and at the time specified by the Facility Agent as being customary for settlement of transactions in Sterling in the place for payment.

(b)	The Facility Agent shall make the amounts so made available to it available to the Company before close of business in the place of payment on that date by payment in Sterling to such account of the Company as shall have been specified in the Utilisation Request. If any Lender makes its share of a Loan available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make that share available to the Company as soon as practicable after receipt of such funds.

9.2	By the Company

(a)	On each date on which any sum is due from the Company (other than where the sum is to be paid on its behalf by the Facility Agent from the balance standing to the credit of an Account in accordance with this Agreement), it shall make that sum available to the Facility Agent by payment in Sterling and in immediately available cleared funds to such account as the Facility Agent shall specify at the time specified by the Facility Agent as being customary for settlement of transactions in Sterling in the place for payment by not less than five Business Days’ notice in advance of the due date.

(b)	The Facility Agent shall make available to each Finance Party before close of business in that place on that date its pro rata share (if any) of any sum so made available to the Facility Agent in Sterling as received by the Facility Agent to such account of that Finance Party with such bank in that place as it shall have specified to the Facility Agent. If any sum is made available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make each Finance Party’s share (if any) available to it as soon as practicable after receipt of such funds.

9.3	Refunding of Payments

The Facility Agent shall not be obliged to make available to any person any sum that it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that the Facility Agent does so but it transpires that the Facility Agent has not then received the sum which it paid out:

(a)	the person to whom the Facility Agent made that sum available shall on request refund such corresponding amount to the Facility Agent; and

(b)	the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that the Company will have no obligation to refund any such amount received by it on the relevant Utilisation Date and paid by it (or on its behalf) to any third party in accordance with the Funds Flow Document.

9.4	Distributions to the Company

The Facility Agent may (with the consent of the Company or in accordance with Clause 24 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

9.5	Partial payments

(a)	If, prior to a Waterfall Trigger Event, the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata and pari passu of any unpaid costs, fees and expenses of the Facility Agent, the Security Agent and any Property Manager and of any other due but unpaid Facility Fee; and

(ii)	secondly, payment pro rata:

(A)	to the Hedge Counterparties of any net amount (not being an amount due as a result of termination or closing out) due but unpaid under the Hedging Agreements; and

(B)	to the Facility Agent for the relevant Finance Parties of any accrued interest, due but unpaid under the Finance Documents;

(iii)	thirdly, payment pro rata:

(A)	to the Hedge Counterparties of any net amount (not being payments referred to in paragraph (iv) below) as a result of termination or closing out due but unpaid under the Hedging Agreements; and

(B)	to the Facility Agent for the relevant Finance Parties of any amount of principal due but unpaid under the Finance Documents and any other amounts due but unpaid to the Finance Parties under the Finance Documents (other than those referred to in paragraph (iv) below);

(iv)	fourthly, payment pro rata to each Hedge Counterparty of any payments due but unpaid as a result of termination or closing out under the Hedging Agreement to which that Hedge Counterparty is a party as a result of:

(A)	the occurrence of an Event of Default (as defined in the Hedging Agreement) where that Hedge Counterparty is the Defaulting Party; and

(B)	the occurrence of a Hedge Additional Termination Event following a failure of the Hedge Counterparty to comply with the requirements of the ratings downgrade provisions set out in the Hedging Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

or, if a Waterfall Trigger Event exists, in accordance with Clause 3.3 of the Intercreditor Deed.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company.

(d)	The provisions of paragraph (a) above shall not apply to any Over Collateralised Amount and, in respect of any such Over Collateralised Amount, the Facility Agent shall make the payments referred to in Clause 14.6(c)(ii) (CSA Account).

9.6	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and subject to Clause 10 (Taxes), free and clear of any deduction for) set-off or counterclaim.

9.7	Currency of account

(a)	Subject to paragraph (b) below, Sterling is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Sterling.

9.8	Non-Business Days

(a)	The duration of an Interest Period shall not be changed after 11.00 a.m. on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the Business Day succeeding that day unless such Business Day shall fall in the next succeeding calendar month, in which case such interest period shall instead end on the Business Day preceding that day (such determination to be notified by the Facility Agent to the Company and the Lenders).

(b)	Any Repayment Date which would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis so as to fall on a Business Day which is the last day of an Interest Period.

(c)	Any payment to be made by the Company on a day which is not the last day of an Interest Period or a Repayment Date and which would otherwise be due on a day which is not a Business Day shall instead be due on the next Business Day.

(d)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Clause, interest is payable on the principal at the rate payable on the original due date.

9.9	Change in Currency

If a change in any currency of any relevant country occurs (including in consequence of European Monetary Union) after the date of this Agreement, this Agreement will be amended to the extent to which the Facility Agent, in good faith, determines to be necessary to reflect the change in currency or any financial market practices relating to dealing in the new currency and to put the Lenders and the Company in the same position, so far as is possible, that they would have been in if no change in currency had occurred.

10.	TAXES

10.1 Tax Definitions

In this Agreement:

Qualifying Person means a Lender that is:

(a)	a U.K. Lender; or

(b)	a Treaty Lender; or

(c)	a building society which is entitled to receive interest under this Agreement without deduction or withholding for or on account of U.K. income tax pursuant to section 477A(7) of the Taxes Act;

Tax Credit means a credit against, relief or remission for, or repayment of any Tax;

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

Taxes Act means the Income and Corporation Taxes Act 1988;

Tax Payment means an increased payment made by the Company to a Finance Party under Clause 10.3(d) (Tax Gross-Up) or a payment made under Clause 10.4(a) (Tax Indemnity);

Treaty Lender means a Lender in respect of a Loan:

(a)	which is treated as resident (for the purposes of the appropriate double Taxation agreement) in a jurisdiction having a double Taxation agreement with the jurisdiction of incorporation of the Company which makes provision for full exemption from, or a full refund of, Tax imposed by the jurisdiction of incorporation of the Company on interest (subject only to completion of procedural formalities); and

(b)	which is fully entitled to the benefits of that double taxation agreement in respect of all payments made under a Finance Document;

(c)	in respect of which, the Borrower has received a direction from Her Majesty’s Revenue & Customs that it may pay all amounts on a Loan free of United Kingdom withholding tax.

U.K. Lender means a Lender:

(a)	a Lender:

(i)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(ii)	by a person that was a bank for the purposes of section 349 of the Taxes Act (as currently defined in section 840A of the Taxes Act) at the time the advance was made.

and which, in the case of (i) and (ii) above, is beneficially entitled to and within the charge of UK corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a U.K. Non-Bank Lender; and

U.K.	Non-Bank Lender means:

(a)	a company resident in the U.K. for U.K. tax purposes;

(b)	a partnership, each member of which is a company resident in the U.K. for U.K. tax purposes or a company not resident in the U.K. for U.K. tax purposes but which carries on a trade in the U.K. through a permanent establishment and brings into account in computing its chargeable profits (for the purpose of section 11(2) of the Taxes Act) the whole of any share of interest payable to it under this Agreement which falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)

a company not resident in the U.K. for U.K. tax purposes which carries on a trade in the U.K. through a permanent establishment and brings into account interest payable to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Taxes Act, which, in the case of paragraphs (a), (b) and (c), is beneficially entitled to interest payable to it under this Agreement and which has provided to the Company and not retracted confirmation of one of the above in accordance with this Agreement.

10.2	Payments to be free and clear

All payments to be made by the Company under each Finance Document shall be paid free and clear of and without any Tax Deduction (in each case except to the extent required by law).

10.3	Tax Gross-Up

(a)	The Company shall promptly upon it becoming aware that it is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Facility Agent of such requirement or change.

(b)	A Lender, upon becoming aware that it has ceased to be a Qualifying Person, shall promptly notify the Facility Agent of this. If the Facility Agent receives such notification from a Lender it shall promptly notify the Company.

(c)	If the Company is required by law to make a Tax Deduction it shall make the Tax Deduction in the minimum amount required by law and shall make any payment required in connection with any Tax Deduction within the time period and in the amount required by law.

(d)	Except as provided by paragraphs (f) and (g) below, if a Tax Deduction is required by law to be made by the Company or the Facility Agent the amount of the payment due from the Company shall be increased to an amount which ensures that, after the making of that Tax Deduction, each relevant Party receives on the due date and retains (free from any liability in respect of such Tax Deduction) a net sum equal to the amount of the payment which it would have received and so retained had no such Tax Deduction been required.

(e)	Within 30 days after making any Tax Deduction or a payment which it is required to make in connection with any Tax Deduction, the Company shall deliver to the Facility Agent for the relevant Party, an original receipt or certified copy thereof, or, if unavailable evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person.

(f)	The Company is not required to make any increased payment under paragraph (d) above as a result of a Tax Deduction in respect of Tax imposed by the jurisdiction of incorporation of the Company from a payment on a Loan if at the time that Tax Deduction is made the Lender is not a Qualifying Person and that Tax Deduction would not have been required or would have been fully refunded had that Lender been a Qualifying Person, unless the reason that such Lender is not a Qualifying Person is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or published concession of any relevant Tax authority.

(g)	The Company is not required to make an increased payment under paragraph (d) above for a Tax Deduction in respect of tax imposed by the U.K. to a Lender which is a U.K. Non-Bank Lender if:

(i)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to the relevant payment;

(ii)	the Lender has received from the Company a certified copy of that direction; and

(iii)	the payment could have been made to the Lender without any Tax Deduction in the absence of that direction.

(h)	If a Lender is expressed to be a U.K. Non-Bank Lender when it becomes a party to this Agreement as a Lender, it will be deemed to have confirmed its status for the purpose of the definition of U.K. Non-Bank Lender. A U.K. Non-Bank Lender must promptly notify the Company and the Facility Agent of any change to its status that may affect any confirmation made by it.

10.4	Tax Indemnity

(a)	Except as provided by paragraph (b) below, the Company shall, on demand by the Facility Agent indemnify a Finance Party against any loss, liability or cost which that Finance Party (in its absolute discretion) determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or having a permanent establishment for Tax purposes; or

(B)	that Finance Party’s Facility Office is located or otherwise treated as having a taxable presence in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (or similar insurance) received or receivable by that Finance Party. Any sum deemed to be received or receivable, including, for the avoidance of doubt, any amount treated as income but not actually received by the Finance Party (such as a Tax Deduction), is not income received or receivable for this purpose; or

(ii)	if and to the extent that any such loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 10.3(d) (Tax Gross-Up) or would have been so compensated but for the operation of Clause 10.3(f) (or 10.3(g) (Tax Gross-Up); or

(B)	is suffered or incurred by a Lender and would not have been suffered or incurred if such Lender had been a Qualifying Person in relation to the relevant Borrower at the relevant time unless the reason such Lender was not such a Qualifying Person at the relevant time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Lender has a connection.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent will notify the Company.

(d)	A Finance Party shall, on receiving a payment from the Company under paragraph (a) above notify the Facility Agent.

10.5	Tax Credits

(a)	If the Company makes a Tax Payment and the relevant Finance Party determines, in good faith, that it has obtained, utilised and retained on an affiliated group basis a Tax Credit which is attributable to that Tax Payment, that Finance Party shall pay to the Company such amount as that Finance Party determines, in good faith, to be attributable to the relevant Tax Payment and as will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by the Company.

(b)	Without prejudice to paragraph (a) above and subject to Clause 10.6 (Filings) and 11.3 (Mitigation), no provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its tax affairs in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its tax affairs or any computations in respect of Tax.

10.6	Filings

A Qualifying Person and the Company shall cooperate in a timely manner in submitting such forms and documents (and renewal document, if required) and completing such procedural formalities and doing all such other things as may be required by the appropriate Tax authority for (a) the Company to obtain authorisation to make that payment without having to make a Tax Deduction or (b) such Lender to receive a refund of such Tax Deduction.

10.7	Stamp Taxes

The Company shall pay and, on demand by the Facility Agent, immediately indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, stamp duty reserve tax, registration and any other similar Tax or notarial fees payable in connection with any Finance Document, except for any such stamp duty, stamp duty reserve tax, registration or other Tax or notarial fees payable directly or indirectly in connection with the entry into a Transfer Certificate.

10.8	VAT

(a)	All amounts expressed to be payable under a Finance Document by any party hereto to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any party hereto in connection with a Finance Document that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any party hereto to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against any VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines in its sole discretion that it is not entitled to credit for or repayment of the VAT.

11.	CHANGE IN CIRCUMSTANCES

11.1	Illegality

If at any time it becomes, after the date of this Agreement, unlawful in any applicable jurisdiction for any Lender to allow all or part of its Commitments to remain outstanding and/or to make, fund or allow to remain outstanding all or part of its share of any Loan and/or to carry out all or any of its other obligations under this Agreement:

(a)	upon that Lender notifying the Company, its Commitments shall be cancelled to the extent of the illegality; and

(b)	the Company shall prepay that Lender’s portion of each relevant Loan on the last day of the relevant Interest Period or, if earlier, the date specified by the Lender in its notice as may be necessary to comply with the relevant law or directive (being no earlier than the last day of any applicable grace period permitted by law) with accrued interest thereon and any other sum then due to that Lender under this Agreement.

11.2	Increased Costs

(a)	If, as a result of the introduction of or any change in, or in the interpretation or application or administration of (in each case, after the date of this Agreement), any law or (whether or not having the force of law but, if not having the force of law, being one with which it is the practice of banks in the relevant jurisdiction to comply) any directive of any agency of any state including, without limitation, any law or directive relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or other forms of banking, fiscal, monetary, or regulatory controls:

(i)	the cost to any Lender of maintaining all or any part of its Commitment and/or of making, maintaining or funding all or any part of its share of the Loan or overdue sum under the Finance Documents is increased; and/or

(ii)	any sum received or receivable by the Facility Agent or any Lender under the Finance Documents or the effective return to it under the Finance Documents is reduced; and/or

(iii)	the Facility Agent or any Lender makes any payment or foregoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under the Finance Documents, the Company shall, within five Business Days of a demand by the Facility Agent, indemnify the Facility Agent or that Lender against that increased cost, reduction, payment or foregone interest or other return and, accordingly, shall from time to time, within five Business Days of a demand by the Facility Agent (whenever made), pay to the Facility Agent for its own account or for the account of that Lender the amount certified by it to be necessary so to indemnify it (such demand to include reasonable details of the calculation of the amounts demanded).

(b)	The Company will not be obliged to compensate the Facility Agent or any Lender pursuant to paragraph (a) above in respect of any increased cost, reduction, payment, foregone interest or other return:

(i)	compensated for by payment of the Mandatory Cost;

(ii)	attributable to a change (whether of basis, timing or otherwise) in the Tax on the net income of the Facility Agent or that Lender or compensated for under Clause 10 (Taxes) or which would have been compensated for under Clause 10 (Taxes) but for the exceptions contained therein;

(iii)	which is a Tax cost arising as a result of a Lender ceasing to be a Qualifying Person in relation to the Company unless the reason such Lender was not such a Qualifying Person at the relevant time is a change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Lender has a connection; or

(iv)	attributable to any wilful breach by the relevant Finance Party or any of its Affiliates of any law or directive.

(c)	To the extent that any holding company of the Facility Agent or any Lender suffers a cost which would have been recoverable by the Facility Agent or that Lender under this Clause 11.2 had that cost been imposed on the Facility Agent or that Lender the Facility Agent or that Lender shall be entitled to recover that amount under this Clause 11.2 on behalf of the relevant holding company.

11.3	Mitigation

If in respect of any Lender, circumstances arise which would, or would upon the giving of notice, result in:

(a)	an obligation to make any payment under Clause 10 (Taxes); or

(b)	an obligation to make payment under Clause 11.1 (Illegality); or

(c)	an obligation to make a payment under Clause 11.2 (Increased Costs); or

(d)	the rate of interest being determined under Clause 11.4 (Change in Market Conditions),

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Company under those Clauses, upon the request of the Company, such Lender, in consultation with the Facility Agent and the Company, shall take such reasonable steps as may be open to it to mitigate the effects of such circumstances (including changing its Facility Office or transferring its rights and obligations under the Finance Documents to an Affiliate) provided that the Lender concerned will not be obliged to take any action if to do so would or might in the opinion of the Lender have an adverse effect upon its business, operations or financial condition or cause it to incur liabilities or obligations (including, without limitation, Tax liabilities) which, in its opinion, are material or cause it to incur any costs or expenses for which it has not been indemnified to its satisfaction by the Company.

11.4	Change in Market Conditions

(a)	If in relation to any Interest Period for a Loan:

(i)	where LIBOR is to be determined by reference to the Reference Banks, none or only one Reference Bank supplies a quotation in accordance with the definition of LIBOR; or

(ii)

Lenders whose participations in the relevant Loan exceed 50 per cent. of that Loan notify the Facility Agent that by reason of circumstances affecting the Relevant Interbank Market the cost to them of obtaining matching deposits in the Relevant Interbank Market in sufficient amounts to fund their respective shares of the amount to which that Interest Period relates is in excess of LIBOR, the Facility Agent shall promptly notify the Company and the Lenders and any such event shall be a “Market Disruption Event”.

(b)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of the relevant Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the relevant Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the relevant Loan.

(c)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(d)	Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders and the Company, be binding on all parties to this Agreement.

11.5	Replacement of Lender

(a)	If at any time the Company becomes obliged to pay additional amounts described in Clause 10 (Taxes), 11.1 (Illegality), Clause 11.2 (Increased Costs) or Clause 11.4 (Change in Market Conditions) to any Lender, then the Company may on 10 Business Days’ prior written notice to the Facility Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 20.2 (Assignments and transfers by the Lenders) all of its rights and obligations under this Agreement to a Lender or another bank, financial institution, trust fund or other entity selected by the Company (following consultation with the Facility Agent) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participation on the same basis as the transferring Lender) for a purchase price equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest and fees and other amounts payable to that Lender hereunder.

(b)	The replacement of a Lender pursuant to this Clause 11.5 shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Security Agent (in their capacities as such) may be replaced without the consent of the Majority Lenders;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such entity;

(iii)	such replacement must take place no later than 180 days after the date the relevant Lender has demanded payment of additional or increased amounts under Clause 10 (Taxes), Clause 11.1 (Illegality) or Clause 11.2 (Increased Costs) as the case may be;

(iv)	the Lender hereby replaced shall not be required to pay or surrender to such replacement Lender or other entity any of the fees received by or accrued due to such Lender replaced pursuant to this Agreement; and

(v)	to the extent that the replacement of a Lender results from the Company becoming obliged to pay additional amounts pursuant to Clause 10 (Taxes) or Clause 11.2 (Increased Costs) this provision will not release the Company from its obligations to pay any such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts (which have been notified to the Company) shall be a condition to the replacement of such Lender.

SECTION 5

COSTS OF UTILISATION

12.	INTEREST

12.1	Interest Periods

(a)	Interest shall be calculated and payable on each Loan by reference to successive Interest Periods.

(b)	Each Interest Period for each Loan will start on its Utilisation Date or on the expiry of its preceding Interest Period and end on the next Interest Payment Date.

(c)	No Interest Period may extend beyond the Final Maturity Date.

12.2	Interest Rate

The rate of interest applicable to a Loan for a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of:

(a)	the applicable Mandatory Cost (to the extent incurred by the relevant Lender);

(b)	the applicable Margin; and

(c)	(i) in respect of an A Loan, the Fixed Rate; or

(ii)	in respect of a B Loan, LIBOR for that Interest Period.

Interest will accrue daily and shall be calculated on the basis of a 365 day year or on the basis of such other calculation period as market convention dictates.

12.3	Notification of Interest Periods and Rates

The Facility Agent shall promptly notify the Company and the Lenders of the duration of each Interest Period and the rate of interest applicable to such Interest Period.

12.4	Payment of Interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan on each Interest Payment Date.

12.5	Hedging

(a)	From and including the first Utilisation Date the Company must maintain Hedging Agreements in relation to the B Loan in accordance with this Clause at all times.

(b)	All Hedging Agreements must be:

(i)	with a Hedge Counterparty and that Hedge Counterparty, or a person acceptable to the Facility Agent that has unconditionally guaranteed the obligations of that Hedge Counterparty under the Hedging Arrangements in form and substance satisfactory to the Facility Agent (acting reasonably), must have a Requisite Rating (or, in the case of a Rating Event Replacement Counterparty or where a guarantee has been provided as a result of the occurrence of a Rating Event, such other rating as is approved by the Facility Agent);

(ii)	in form and substance satisfactory to the Facility Agent;

(iii)	in a notional principal amount at least equal to 100 per cent, of the amount of the B Loan; and

(iv)	charged or assigned by way of security under a Security Agreement.

(c)	If, at any time, the notional principal amount of the Hedging Agreements exceeds 100 per cent. of the amount of the B Loan at that time, the Company must, at the request of the Facility Agent, promptly reduce the notional principal amount of the Hedging Agreements by an amount and in a manner satisfactory to the Facility Agent so that it no longer exceeds the amount of the B Loan then outstanding.

(d)	The Company shall, subject to agreement with the relevant Hedge Counterparty, be entitled to terminate Hedging Arrangements provided that the Company has (if required) entered into substitute Hedging Arrangements which comply with this Clause.

(e)	(i) The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

(ii)	Neither a Hedge Counterparty nor the Company may amend or waive the terms of any Hedging Agreement without the consent of the Facility Agent.

(f)	Neither a Hedge Counterparty nor the Company may terminate or close out any Hedging Agreement (in whole or in part) except:

(i)	in accordance with paragraph (c) or (d) above;

(ii)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Agreement;

(iii)	if the B Loan and all other amounts outstanding under the Finance Documents in relation to the B Loan (other than the Hedging Agreements) have been unconditionally and irrevocably paid and discharged in full;

(iv)	in the case of termination or closing out by a Hedge Counterparty:

(A)	if the Facility Agent serves notice under Clause 19.18 (Acceleration) or, having served notice under Clause 19.18 (Acceleration), makes a demand; or

(B)	on the occurrence of a Failure to Pay Event of Default (as defined in the 1992 ISDA Master Agreement (Multicurrency-Cross Border)) in respect of the Company; or

(C)	on the occurrence of a Bankruptcy Event of Default (as defined in Clause 5(a)(vii)(1)(3), (4) or (8) (except to the extent analogous to Section 5(a)(vii)(2), (5), (6) or (7)) of the 1992 ISDA Master Agreement (Multicurrency-Cross Border)) in respect of the Company; or

(D)	on the occurrence of a Termination Event (as defined in the 1992 ISDA Master Agreement (Multicurrency-Cross Border)); or

(v)	in the case of termination or closing out by the Company:

(A)	with the consent of the Facility Agent (and where the new Hedge Counterparty accedes to the Intercreditor Deed); or

(B)	as a result of a Rating Event occurring with respect to a Hedge Counterparty failing to comply with the provisions of the relevant Hedging Arrangement regarding Rating Events.

(g)	In the case of termination or closing out by the Company pursuant to paragraph (f)(v)(B) above, the Company must enter into substitute Hedging Agreements which comply with this Clause within 30 days of the relevant termination unless a Rating Agency has confirmed that not to do so will not result in a downgrade to the then current ratings of the notes issued pursuant to the Securitisation. The Company must use all reasonable endeavours to ensure that the new Hedge Counterparty accedes to the Intercreditor Deed.

(h)	A Hedge Counterparty may not suspend making payments under a Hedging Agreement on the occurrence of a Potential Event of Default (as defined in the 1992 ISDA Master Agreement (Multicurrency Cross Border)).

(i)	A Hedge Counterparty may only suspend making payments under a Hedging Agreement if the Company is in breach of its payment obligations under that Hedging Agreement.

(j)	Each Hedge Counterparty acknowledges that the rights of the Company under the Hedging Agreements to which it is party have been charged or assigned by way of security under a Security Agreement and that payments due to the Hedge Counterparty are governed by the terms of both this Agreement and the Intercreditor Deed (as applicable).

(k) (i)	Each Hedge Counterparty must promptly notify the Facility Agent upon becoming aware in the context of this Clause that a Rating Event has occurred in relation to it, or any person that has unconditionally guaranteed its obligations under the relevant Hedging Arrangement.

(ii)	If a Rating Event has occurred in relation to a Hedge Counterparty, or any person that has unconditionally guaranteed the obligations of a Hedge Counterparty under the relevant Hedging Arrangement, the Hedge Counterparty must comply with its obligations in that regard under that Hedging Arrangement.

(iii)	A Hedge Counterparty shall immediately on demand pay all reasonable costs and expenses (including legal fees) incurred by the Company and the Facility Agent as a result of the occurrence of a Rating Event with respect to such Hedge Counterparty and the operation of this subparagraph (i).

(l)	The Company and a Hedge Counterparty may, after prior consultation with the Facility Agent, agree to the transfer by the Hedge Counterparty of all or a portion of its rights and obligations under a Hedging Arrangement to another Hedge Counterparty provided that the Company will at all times be in compliance with this Clause and provided that the new Hedge Counterparty accedes to the Intercreditor Deed.

(m)	A failure on the part of a Hedge Counterparty to comply with its obligations under this Clause will not affect the obligations of the Company under the Finance Documents (other than under the Hedge Agreement with that Hedge Counterparty to the extent applicable as a result of the non-compliance).

(n)	No Hedge Counterparty may be appointed unless it has first become a party to the Intercreditor Deed.

12.6	Default Interest

In relation to any Unpaid Sum (including, without limitation, any sum payable by the Company pursuant to this Clause 12.6), the Company will pay default interest from the due date of such Unpaid Sum to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent to be one per cent, per annum above:

(a)	where the Unpaid Sum is principal which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the relevant Interest Period); or

(b)	in any other case (including principal falling within paragraph (a) above once the relevant Interest Period has expired), the rate which would be payable if the Unpaid Sum was a Loan made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be selected by the Facility Agent (each a Default Interest Period).

Default interest will be payable on demand by the Facility Agent and will be compounded at the end of each Default Interest Period.

13.	OTHER INDEMNITIES

13.1	Currency indemnity

Without prejudice to Clause 13.5 (General Indemnity), if:

(a)	any amount payable by the Company under or in connection with any Finance Document is received by any Finance Party (or by the Facility Agent on behalf of any Finance Party) in a currency (the Payment Currency) other than that agreed in the relevant Finance Document (the Agreed Currency), whether as a result of any judgment or order or the enforcement thereof, the liquidation of the Company or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than or greater than the relevant amount of the Agreed Currency; or

(b)	any amount payable by the Company under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against the Company, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to any Finance Document, then:

(i)	if the amount produced or payable by the operation of paragraphs (a) and (b) above is less than the relevant amount of the Agreed Currency, the Company will, as an independent obligation, indemnify the relevant Finance Party for the deficiency and any loss sustained as a result; and

(ii)	if the amount produced or payable by the operation of paragraphs (a) and (b) above is greater than the relevant amount of the Agreed Currency, the relevant Finance Party will refund any such amount to the Company.

Any conversion required will be made at such prevailing rate of exchange on such date and in such market as is determined by the relevant Finance Party as being most appropriate for the conversion. The Company will, in addition, pay any costs incurred as a result of any conversion.

The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Indemnity to the Facility Agent

The Company will promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	the investigation of any Default provided that if the investigation shows that no Default had occurred, then such costs and expenses shall be for the account of the Lenders;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 9.9 (Change in Currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

13.3	Enforcement Expenses

Except as provided otherwise, the Company will on demand pay to and reimburse each Finance Party, on the basis of a full indemnity:

(a)	all reasonable costs and expenses (including reasonable legal fees and other out of pocket expenses and any value added Tax or other similar Tax thereon) properly incurred by such Finance Party in connection with the preservation of any of such Finance Party’s rights under any of the Finance Documents; and

(b)	all costs and expenses (including legal fees and other out of pocket expenses and any value added Tax or other similar Tax thereon) properly incurred by such Finance Party in connection with the enforcement of any such Finance Party’s rights under any Finance Documents.

13.4	Valuations

(a)	The Facility Agent may request a Valuation at any time when the Lenders reasonably believe that an Event of Default has occurred and is outstanding.

(b)	Any Valuation referred to in paragraph (a) above will be at the cost of the Company.

13.5	General Indemnity

The Company will promptly following demand indemnify each of the Finance Parties against any cost, loss, expense or liability including, without limitation, any costs incurred as a result of a termination of all or any part of any fixed rate, swap or other hedging arrangements incurred by a Lender in relation to the Loans (in each case not then due and payable by reason of the operation of any other provision of this Agreement) sustained or incurred by it as a result of:

(a)	a Loan not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Initial Conditions Precedent) or 4.2 (Additional Conditions Precedent);

(b)	any sum payable by the Company under the Finance Documents not being paid when due;

(c)	the occurrence of any Event of Default or any breach of the Finance Documents;

(d)	the accelerated repayment of the advances under Clause 19.18 (Acceleration);

(e)	the receipt or recovery by any Finance Party (or the Facility Agent on its behalf) of all or part of a Loan or Unpaid Sum including, for the avoidance of doubt, any prepayment made under Clause 7 (Prepayment) otherwise than on the last day of an Interest Period relating to that Loan or Unpaid Sum; or

(f)	any prepayment payable by the Company under the Finance Documents not being paid after notice of such prepayment has been given to the Facility Agent.

13.6	Facility Fee

(a)	The Company will on each Interest Payment Date following receipt of an itemised demand in relation to the relevant Interest Period pay to the Lender of the A Loans the Facility Fee in an amount set out in that itemised demand.

(b)	The Facility Agent will deliver the itemised demand referred to in paragraph (a) above on the first day of each month in which any payment of Facility Fee falls due on an Interest Payment Date, and may, up to and including the relevant Interest Payment Date, update that itemised demand.

13.7	Initial Expenses

(a)	The Company will, on Closing, pay and reimburse to:

(i)	the Arrangers, the Facility Agent and the Security Agent all reasonable costs and expenses (and in relation to paragraph (A) below and upon presentation of invoices, all reasonable disbursements and VAT (if applicable) relating thereto) in each case, properly incurred by the Facility Agent, Security Agent or the Arrangers; and

(ii)	the B Lender an amount not exceeding £30,000 (plus VAT and any reasonably incurred disbursements) in relation to its legal fees;

in connection with:

(A)	the negotiation, preparation, execution and perfection of each of the Finance Documents (subject to caps agreed in certain separate letters); and

(B)	any variation, amendment, restatement, waiver, consent or suspension of rights (or any proposal for any of the same) relating to any of the Finance Documents which is requested by or on behalf of the Company or which becomes necessary as a result of circumstances affecting the Company.

The Facility Agent and the Security Agent must notify the Company of the amount of the initial expenses set out above prior to Closing.

(b)	The Company will, promptly following demand, reimburse the A Lender for any pre-agreed up-front costs incurred by the A Lender on Closing in respect of any basis swap arrangements entered into in connection with the funding of the Loans.

SECTION 6

BANK ACCOUNTS

14.	BANK ACCOUNTS

14.1	Designation of Accounts

(a)	The Company must maintain (in the case of a CSA Account, on and from the date on which any amount is due from a Hedge Counterparty to the Company under the Credit Support Annex) the following bank accounts in the name of the Company with an Approved Bank:

(i)	a rent account designated the Rent Account;

(ii)	a current account designated the General Account;

(iii)	a deposit account designated the Disposal Account;

(iv)	a deposit account designated the Insurance Account; and

(v)	a collateral support account designated a CSA Account.

(b)	The Company must not, without the prior consent of the Facility Agent, maintain any other bank account other than:

(i)	a Deposit Account opened with an Approved Bank for the purposes of curing a failure to comply with Clause 18.8 (Interest Cover); and

(ii)	the Closing Account, provided that there is no balance in the Closing Account at the end of the Business Day on which Closing occurs, and that the Closing Account is closed on or before the date falling 15 Business Days after the date on which Closing occurs.

14.2	Rent Account

(a)	The Facility Agent has sole signing rights in relation to the Rent Account and is only entitled to exercise this right in accordance with the terms of this Agreement (or as otherwise directed by the Majority Lenders).

(b)	The Company must ensure that:

(i)	all Rental Income (other than amounts in respect of VAT which are payable by a tenant in connection with a Lease Document, which will be paid into the General Account); and

(ii)	any amounts payable to it under any Hedging Agreements other than those which are required to be paid into the CSA Account,

are paid into the Rent Account.

(c)	If any payment of any amount referred to in paragraph (b) above is paid into an Account other than the Rent Account, that payment must be paid promptly into the Rent Account.

(d)	On any day on which an amount is due to be paid by the Company (and has not otherwise been paid by or on behalf of the Company) under a Headlease, the Facility Agent may, and is irrevocably authorised by the Company to:

(i)	withdraw from the Rent Account an amount necessary to meet that due amount; and

(ii)	apply that amount in payment of that due amount.

(e)	Except as provided in Clause 9.5 (Partial payments), on each Interest Payment Date, the Facility Agent must (and at any time after the security created by the Security Agreement is enforced in accordance with its terms the Security Agent may), and is irrevocably authorised by the Company to, withdraw from, and apply amounts standing to the credit of, the Rent Account, in the following order:

(i)	first, in or towards payment pro rata and pari passu of any unpaid costs, fees and expenses of the Facility Agent, the Security Agent, any Property Manager and of any other due put unpaid Facility Fee;

(ii)	secondly, payment pro rata:

(A)	to the Hedge Counterparty of any net amount (not being an amount due as a result of termination or closing out and not being amounts referred to in subparagraph (iv) below) due but unpaid under the Hedging Agreements; and

(B)	to the Facility Agent for the relevant Finance Parties of any accrued interest, due but unpaid under the Finance Documents;

(iii)	thirdly, payment pro rata:

(A)	to the Hedge Counterparty of any net amount (not being payments referred to in subparagraph (iv) below) as a result of termination or closing out due but unpaid under the Hedging Agreements; and

(B)	to the Facility Agent for the relevant Finance Parties of any amount of principal due but unpaid under the Finance Documents and any other amounts due but unpaid to the Finance Parties under the Finance Documents (other than those referred to in sub-paragraph (iv) below);

(iv)	fourthly, payment pro rata to the Hedge Counterparty of any payments due but unpaid as a result of termination or closing out under the Hedging Agreement to which that Hedge Counterparty is a party as a result of:

(A)	the occurrence of an Event of Default (as defined in the relevant Hedge Agreement) where the Hedge Counterparty is the Defaulting Party; and

(B)	the occurrence of a Hedge Additional Termination Event following a failure by the Hedge Counterparty to comply with the requirements of the ratings downgrade provisions set out in the relevant Hedging Agreement; and

(v)	fifthly, payment of any surplus into the General Account.

(f)	The Facility Agent must allow withdrawals at any time from the Rent Account to pay any amount due but unpaid under the Finance Documents.

14.3	General Account

(a)	Except as provided in paragraph (c) below, the Company has signing rights in relation to the General Account.

(b)	Subject to paragraph (d) below, if no Event of Default is outstanding, the Company may withdraw any amount from the General Account and apply it at its discretion including, without limitation, making payments in relation to any Subordinated Loan.

(c)	At any time when an Event of Default is outstanding, the Facility Agent may, and is irrevocably authorised by the Company to:

(i)	operate the General Account; and

(ii)	withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

(d)	If an Event of Default under Clause 19.1 (Payment Default) can be remedied by the application of an amount standing to the credit of the General Account, the Company may withdraw amounts from the General Account and apply them so as to remedy that Event of Default.

(e)	Amounts standing to the credit of the General Account shall bear interest at the rate normally offered by the Facility Agent to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount. The interest earned on such account will be for the account of the Company and, if no Event of Default is outstanding, shall be paid into the General Account.

14.4	Insurance Account

(a)	The Facility Agent has sole signing rights in relation to the Insurance Account.

(b)	Payments into the Insurance Account shall be made in the circumstances referred to in Clause 18.4(n) (Insurances).

(c)	The Facility Agent must allow withdrawals from the Insurance Account to meet the costs of replacing, restoring or reinstating the Property in respect of which the relevant insurance proceeds were received against receiving appropriate evidence from the Company that such costs have been incurred or fallen due for payment.

(d)	Amounts standing to the credit of the Insurance Account shall bear interest at the rate normally offered by the Facility Agent to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount. The interest earned on such account will be for the account of the Company and, if no Event of Default is outstanding, shall be paid into the General Account.

14.5	Disposal Account

(a)	The Facility Agent has sole signing rights in relation to the Disposal Account.

(b)	Where, following a disposal of the whole of a Property permitted under this Agreement or a compulsory purchase as contemplated by Clause 7.2 (Mandatory prepayment – compulsory purchase), any amount (a Disposal Amount) required to be paid into the Disposal Account under Clause 17.13 (Disposals) or Clause 7.2 (Mandatory prepayment – compulsory purchase) is received into the Disposal Account during an Interest Period, subject to paragraph (c) below, the Facility Agent must, on the next Interest Payment Date:

(i)	apply an amount of that Disposal Amount equal to the Required Amount in respect of the relevant disposal towards:

(A)	prepayment of the Loans, in an amount equal to the Applicable Release Pricing Amount in respect of the relevant disposal; and

(B)	payment of all other amounts then due to the Finance Parties under the Finance Documents as a result of such prepayment; and

(ii)	thereafter, apply any remaining portion of that Disposal Amount still standing to the credit of the Disposal Account, if no Event of Default is outstanding, to the General Account.

(c)	If a Disposal Amount is received into the Disposal Account from the proceeds of the disposal of a Disposed Property (i.e. a disposal in respect of which a Substitution Notice has been delivered in accordance with this Agreement) or the whole or part of a Property in relation to which compensation has been received pursuant to a compulsory purchase order, paragraph (b) above shall not apply and that Disposal Amount may be utilised in or towards the acquisition by the Company of a Substitute Additional Property within six months of the receipt into the Disposal Account. The Company may utilise the Disposal Amount for that purpose by requesting that the amount of that Disposal Amount required to enable it to complete the acquisition of the relevant Substitute Additional Property, subject to any restriction in paragraph (d) or (e) below, is withdrawn from the Disposal Account on the relevant completion date. If no Event of Default is then outstanding, the Facility Agent shall comply with that request. If no such request has been made within six months of the receipt into the Disposal Account of the Disposal Amount, that amount shall cease to be available for that purpose and paragraph (b) shall then apply to that Disposal Amount, except that the application of funds shall occur on the Interest Payment Date after the expiry of that six month period.

(d)	If a Disposal Amount is to be utilised in accordance with paragraph (c) above towards the purchase of a Substitute Additional Property in circumstances where the relevant Disposed Property MV is lower than the relevant Substitute Additional Property MV, the amount of the Disposal Amount which is available for utilisation towards the purchase of the Substitute Additional Property will be the amount equal to the Allocated Loan Amount in respect of that Substitute Additional Property (or, if the Disposal Amount is less than the Allocated Loan Amount in respect of the Substitute Additional Property, the whole Disposal Amount will be available for that purpose). Any balance of the Disposal Amount not so utilised (or, if the whole Disposal Amount has not been utilised within the time period provided in paragraph (c) above, the whole Disposal Amount) will, on the next Interest Payment Date, be applied in prepayment of the Loans and all other amounts then due to the Finance Parties under the Finance Documents in respect of such prepayment.

(e)	If a Disposal Amount is to be utilised in accordance with paragraph (c) above towards the purchase of a Substitute Additional Property in circumstances where the relevant Disposed Property MV is higher than the relevant Substitute Additional Property MV, the Facility Agent will not be required to allow the withdrawal of the relevant portion of that Disposal Amount for that purpose in accordance with paragraph (c) above unless either:

(i)	an amount at least equal to the aggregate of (A) the relevant MV Adjustment Amount and (B) the amount of all other payments which will be due to the Finance Parties under the Finance Documents as a result of the prepayment referred to below, remains from the balance of the relevant Disposal Amount still standing to the credit of the Disposal Account in respect of the relevant Disposed Property; or

(ii)	if (i) above is not satisfied, the amount required to increase the remaining balance of the relevant Disposal Amount to an amount at least equal to the aggregate of (A) the MV Adjustment Amount and (B) the amount of all other payments which will be due to the Finance Parties under the Finance Documents as a result of the prepayment referred to below, is placed on deposit in the Disposal Account no later than the completion date for the acquisition of the relevant Substitute Additional Property.

Following the application of funds in the Disposal Account for the purpose of acquiring a Substitute Additional Property in the circumstances envisaged in this paragraph (e), an amount equal to the relevant MV Adjustment Amount will, on the next Interest Payment Date, be applied in prepayment of the Loans and all other amounts due to the Finance Parties under the Finance Documents in respect of such prepayment.

(f)	Amounts standing to the credit of the Disposal Account shall bear interest at the rate normally offered by the Facility Agent to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount. The interest earned on such account will be for the account of the Company and, if no Event of Default is outstanding, shall be paid into the General Account.

(g)	In this Agreement:

Disposed Property MV means the market value of a Disposed Property, as determined from the aggregate consideration received (or, where the Disposed Property was disposed of pursuant to a compulsory purchase order, the aggregate compensation received) on its sale.

MV Adjustment Amount means, in respect of the acquisition of a Substitute Additional Property in accordance with this Agreement, the amount equal to the relevant MV Proportion multiplied by the Allocated Loan Amount in respect of the relevant Disposed Property multiplied by 110 per cent.

MV Proportion means, in respect of the acquisition of a Substitute Additional Property in accordance with this Agreement, the proportion (expressed as a fraction) which:

(a)	the amount by which the Disposed Property MV exceeds the Substitute Additional Property MV;

bears to:

(b)	the Disposed Property MV.

Substitute Additional Property MV means the market value of a Substitute Additional Property, as determined from the Valuation delivered under this Agreement as a condition precedent document in respect of that Substitute Additional Property.

14.6	CSA Account

(a)	The Facility Agent has sole signing rights on the CSA Account.

(b)	The Company shall ensure that any amount paid to it by the Hedge Counterparty under the Credit Support Annex is paid into the CSA Account.

(c)	The Facility Agent must, and is irrevocably authorised by the Company to, withdraw from, and apply amounts standing to the credit of the CSA Account:

(i)	on any date on which an amount is due from the Company to the Hedge Counterparty under the Credit Support Annex:

(A)	to the Hedge Counterparty to the extent that such amount is not net against any amount payable by the Hedge Counterparty to the Company under the Hedging Agreement; and

(B)	to the Rent Account to the extent that such amount is net against any amount payable by the Hedge Counterparty to the Company under the Hedging Agreement; and

(ii)	following the termination of all transactions in respect of the Hedging Agreement with the Hedge Counterparty, the relevant Over Collateralised Amount to the Hedge Counterparty.

14.7	Miscellaneous Accounts provisions

(a)	The Company must ensure that no Account goes in to overdraft.

(b)	The monies standing to the credit of each Account may be applied by the Facility Agent on the date any repayment of the Loans is due to be made (and has not been made from other means) in or towards repayment of the Loans and all other amounts due to a Finance Party under the Finance Documents, but no such amounts may be withdrawn from the Insurance Account or the VAT Account for that purpose unless all amounts standing to the credit of each other Account have been utilised for that purpose.

(c)	No Finance Party is responsible or liable to the Company for:

(i)	any non-payment of any liability of the Company which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made,

in the absence of negligence or wilful misconduct.

14.8	Change of Bank Accounts

(a)	The Company must promptly notify the Facility Agent upon becoming aware that a bank at which an Account is held does not have a Requisite Rating.

(b)	If a bank at which an Account is held does not have a Requisite Rating, the Facility Agent will require that that Account be moved, within 30 Business Days, to another bank of its choice which does have a Requisite Rating and which company interest without withholding or deduction for or on account of Taxes.

(c)	The Company may, with the prior written consent of the Facility Agent, move any Account to another bank of its choice provided that the Facility Agent’s consent may not be unreasonably withheld or delayed if:

(i)	the proposed new bank is an Approved Bank; and

(ii)	the accounts are charged to the Facility Agent pursuant to the terms of the Security Documents.

(d)	A change of Account only becomes effective when the proposed new bank agrees with the Facility Agent and the Company in a manner reasonably satisfactory to the Facility Agent, to fulfil the role of the bank holding that Account.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

15.	REPRESENTATIONS

The Company represents and warrants to each of the Finance Parties as follows.

15.1	Incorporation

It is duly incorporated with limited liability and validly existing under the laws of England and Wales and has the power to own its assets and carry on its business as it is now being conducted.

15.2	Power

It has power to enter into, exercise its rights under, and perform and comply with its obligations under, each of the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents.

15.3	Authority

All actions, conditions and things required to be taken, fulfilled and done by it in order:

(a)	to enable it to enter into, exercise its rights under, and perform and comply with its obligations under, the Transaction Documents to which it is party and to carry out the transactions contemplated by such Transaction Documents;

(b)	to ensure that those obligations are, subject to the reservations, valid, legally binding and enforceable in accordance with their terms;

(c)	to make each of the Transaction Documents to which it is party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document; and

(d)	to create the security constituted by the Security Documents to which it is party and, subject to the reservations, to ensure that such security has the ranking specified therein,

have (subject as provided in Clause 15.7 (Consents and Filings) in relation to the security constituted by the Security Documents) been taken, fulfilled and done or will be taken, fulfilled and done on a timely basis.

15.4	Obligations Binding

Its obligations under the Finance Documents to which it is a party are, subject to the reservations, valid, legally binding and enforceable in accordance with their terms and each of the Security Documents to which it is party constitutes valid security ranking, subject to the reservations and subject as provided in Clause 15.7 (Consents and Filings) in relation to the security constituted by such Security Document, in accordance with the terms of such document.

15.5	No misleading information

(a)	All written, factual information supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents (or for the purposes of the Offering Circular or any investor presentations in relation to the Securitisation) was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given and is not misleading in any material respect;

(b)	any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and assumptions reasonably believed by it to be fair and reasonable;

(c)	no information has been omitted to be supplied which, if disclosed, would reasonably be expected to make any other information referred to in paragraph (a) above untrue or misleading in any material respect; and

(d)	at the first Utilisation Date (and, except for any matter disclosed to the Lenders, as at the date of the Offering Circular), nothing has occurred since the date the information referred to in paragraph (a) above was supplied which, if disclosed, would make that information untrue or misleading in any material respect.

15.6	Non-Conflict

Its entry into, exercise of its rights under and performance and compliance with its obligations under each of the Transaction Documents to which it is party and the carrying out of the transactions contemplated by the Transaction Documents do not:

(a)	contravene any law, directive, judgment or order to which it is subject to an extent which would have a Material Adverse Effect;

(b)	contravene its memorandum or articles of association or other constitutional documents; or

(c)	breach any agreement or the terms of any consent to which it is a party or which is binding upon it or any of its assets, in each case, to an extent which would have a Material Adverse Effect.

15.7	Consents and Filings

All consents and filings required:

(a)	for its entry into, exercise of its rights under, and performance and compliance with its obligations under, each of the Transaction Documents to which it is party; and

(b)	for it to carry out the transactions contemplated by the Transaction Documents,

have been obtained or made and are in full force and effect save for any filings required in relation to the security constituted by the Security Documents which filings will be made promptly after execution of the relevant documents and in any event within applicable time limits.

15.8	Litigation

No litigation (including any Environmental Claim), arbitration, administrative, regulatory or similar proceeding is current, pending or, to its knowledge, threatened in respect of itself:

(a)	to restrict its entry into, the exercise of its rights under and performance and compliance with its obligations under, or the enforcement by it of, any of the Transaction Documents or the carrying out of the transactions contemplated by the Transaction Documents; or

(b)	which has, or if determined adversely to it could reasonably be expected to have a Material Adverse Effect or to materially adversely affect the market value of the Properties as a whole.

15.9	No Defaults

(a)	No Event of Default has occurred and is continuing.

(b)	No event has occurred and is continuing which constitutes a default under any agreement to which it is party and which has a Material Adverse Effect.

15.10	Accounts

(a)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Clause 16,1(a) (Financial Statements) in the case of audited financial statements, present a true and fair view of the financial position of the Company and, in the case of the annual unaudited financial statements of the Company, fairly represent the financial position of the Company, in each case as at the date to which they were prepared and for the financial year then ended.

(b)	Any financial statements (together with the notes thereto) most recently delivered pursuant to paragraph Clause 16.1(b) (Financial Statements), were prepared in accordance with the applicable Accounting Principles.

15.11 Environmental warranties

As far as it is aware and subject to the matters disclosed in the environmental report delivered pursuant to Clause 4.1 (Initial Conditions Precedent) it is in compliance with all Environmental Laws, and all Environmental Consents necessary in connection with the ownership and operation of its business are in full force and effect, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

15.12	No other business

(a)	It has not traded or carried on any business since the date of its incorporation except for the ownership and management of, and where relevant the development by the Principal Tenant of, its interests in the Properties.

(b)	As at the date of this Agreement, it is not party to any agreement other than the Transaction Documents.

(c)	As at the date of this Agreement, it does not have any Subsidiaries.

(d)	It does not have, nor has it had, any employees (excluding its directors).

15.13	Title to Property

(a)	It will from the first Utilisation Date, subject to due registration (in the case of each Original Property), or from the date of the relevant Security Document (in the case of each Additional Property and the Cardiff Property):

(i)	be the legal and beneficial owner of that Property; and

(ii)	have good and marketable title to that Property,

in each case free from Security Interests (other than those set out in the Security Documents) and restrictions and onerous covenants (other than those set out in the Report on Title in relation to that Property).

(b)	From the first Utilisation Date (in the case of an Original Property) or from the date of the relevant Security Document (in the case of each Additional Property and the Cardiff Property) and except as disclosed in the Report on Title relating to a Property, so far as the Company is aware after due and careful enquiry:

(i)	no material breach of any law or regulation is outstanding which adversely affects or might adversely affect the value of that Property;

(ii)	there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter materially adversely affecting that Property;

(iii)	nothing has arisen or has been created or is outstanding which would be a material overriding interest, or a material unregistered interest which overrides first registration or registered dispositions, over that Property;

(iv)	no facility necessary for the enjoyment and use of any Property is enjoyed by that Property on terms entitling any person to terminate or curtail its use;

(v)	no adverse claim has been made by any person in respect of the ownership of that Property or any interest in it; and

(vi)	each Property is held by the Company free from any lease or licence other than those permitted to exist under this Agreement.

(c)	Other than as set out in the relevant Report on Title, all deeds and documents necessary to show good and marketable title to its interests in a Property will from the first Utilisation Date (in the case of each Original Property) or from the date of the relevant Security Document (in the case of each Additional Property and the Cardiff Property) be:

(i)	in possession of the Facility Agent; or

(ii)	held to the order of the Facility Agent or at the appropriate land registry.

15.14	Taxation

(a)	No claims are being asserted against it with respect to Taxes which are reasonably likely to be determined adversely to it and which, if so adversely determined and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limits save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

(b)	The Company is not a member of any VAT group.

15.15	Reports

(a)	All factual information furnished by or on behalf of the Company to any of the firms which prepared any of the Reports and contained or referred to therein was, so far as the Company is aware, accurate in all material respects at the time supplied.

(b)	So far as the Company is aware after due and careful enquiry, the Reports do not omit to take account of any factual information where failure to take account of such factual information would result in the Reports, or the forecasts or projections in the Reports, taken as a whole being misleading in any material respect (provided that nothing in this paragraph (b) shall require the Company to review or make any enquiry in relation to matters within the technical or professional expertise of the adviser preparing the relevant Report).

15.16	Ownership

(a)	As at the date of this Agreement, the Company’s entire issued share capital is ultimately beneficially owned and controlled by Toys “R” Us Holdings Limited (registered number 01826057).

(b)	As at the date of this Agreement, all of Toys “R” Us Holdings Limited’s issued share capital is ultimately beneficially owned and controlled by Toys “R” Us (UK) Limited (registered number 05410173).

(c)	The shares in the capital of the Company are fully paid,

15.17	Pari passu ranking

The payment obligations of the Company under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

15.18	Centre of Main Interests

Its Centre of Main Interests is situated in England and Wales and it has no Establishment in any other jurisdiction.

15.19	No undisclosed liabilities

It did not have, at the date as of which its accounts were last prepared (to the extent such accounts have been prepared), any material liabilities (contingent or otherwise) which were not disclosed by those accounts (or by the notes thereto) or reserved against in those accounts nor were there at that date any material unrealised anticipated losses arising from commitments entered into by it which were not so reserved or disclosed against which non-disclosure, failure to reserve or unrealised anticipated losses would be reasonably likely to have a Material Adverse Effect.

15.20	Repetition

Unless expressed to be given as at a specific date and subject as provided below, each of the representations and warranties in this Clause 15 shall be deemed repeated on the date of each Utilisation Request, on each Utilisation Date and on the last day of each Interest Period by reference to the facts and circumstances existing on such date provided that:

(a)	the representations and warranties set out in Clause 15.1 (Incorporation) to Clause 15.7 (Consents and Filings) (inclusive) shall in addition be repeated on each date on which an additional Security Document is entered into with reference to such document and the Company;

(b)	the representations and warranties set out in Clause 15.8 (Litigation), Clause 15.11 (Environmental warranties), Clause 15.12(a) (No other business), Clause 15.13 (Title to Property) and Clause 15.15 (Reports) shall only be made on the date of this Agreement and the first Utilisation Date provided that the representation and warranties set out in Clause 15.15 (Reports) in relation to a Report on Title or a Valuation delivered in relation to an Additional Property or the Cardiff Property shall be made on the date of the additional Security Document in relation to that Additional Property or the Cardiff Property, as appropriate; and

(c)	insofar as it relates to the Offering Circular only, the representation and warranty set out in Clause 15.5(a) to (c) (inclusive) (No misleading information) shall only be made on the date of the Offering Circular.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Financial Statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 180 days after the end of each of its financial years, the audited financial statements of the Company for that financial year; and

(b)	as soon as they are available, but in any event within 45 days after the end of each of the Company’s financial quarters, the quarterly management accounts of the Company for that financial quarter.

16.2	Requirements as to financial statements

(a)	Each set of financial statements and management accounts delivered by the Company shall be certified by an authorised signatory of the Company as presenting a true and fair view (in the case of audited annual financial statements) or (in the case of quarterly management accounts) fairly representing its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of annual financial statements provided under paragraph (a) of Clause 16.1 (Financial Statements) shall be audited by an internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the Company.

16.3	Change in accounting position

(a)	The Company must notify the Facility Agent of any change to the manner in which its audited financial statements are prepared.

(b)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (a) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements supplied to the Facility Agent under this Agreement.

16.4	Compliance Certificate

The Company must supply to the Facility Agent, with each set of its quarterly management accounts delivered under Clause 16.1(b) (Financial Statements), a certificate signed by two authorised signatories evidencing that it is in compliance with its obligations under Clause 18.8 (Interest Cover) (and including details of the relevant determination) and confirming that no Default has occurred and is continuing (or, if that is not the case, any steps being taken to remedy the Default).

16.5	Information: miscellaneous

The Company will promptly upon becoming aware of them or receiving them, as the case may be, deliver to the Facility Agent for distribution to the Lenders:

(a)	details of any litigation, arbitration, administrative or regulatory proceedings or warranty claims which, if resolved against it, would have or be reasonably likely to have a Material Adverse Effect;

(b)	promptly (and in any event within 30 days) following receipt by the Company from the Principal Tenant, a copy of the annual and quarterly financial statements in respect of the Principal Tenant delivered by or on behalf of the Principal Tenant;

(c)	at the same time as sent to its shareholders, any other document or information of a general nature required by law to be sent to its shareholders in their capacity as shareholders; and

(d)	such other financial information relating to the Company as the Facility Agent may from time to time reasonably request.

16.6	Notification of Default

(a)	The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, if the Facility Agent has reasonable grounds for believing a Default has occurred, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it),

16.7	Know your customer requirements

(a)	The Company must:

(i)	notify the Facility Agent promptly upon becoming aware of any person (directly or indirectly) acquiring an ownership interest in the Company of more than 10 per cent, of the issued share capital of the Company; and

(ii)	promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent or the Security Agent supply to that party any documentation or other evidence which is reasonably required by that party to carry out and be satisfied with the results of all applicable know your customer requirements.

17.	GENERAL UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Authorisations and Consents

The Company will apply for, obtain and promptly renew from time to time and maintain in full force and effect all consents and comply with the terms of all such consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or directive (a) to enable it to enter into, exercise its rights, and perform and comply with its obligations, under the Transaction Documents to which it is party and to carry out the transactions contemplated by the Transaction Documents to which it is a party, and (b) to ensure that its obligations under the Transaction Documents to which it is party are, subject to the reservations, valid, legally binding and enforceable and that each of the Security Documents to which it is party constitutes valid Security ranking, subject to the reservations (and save to the extent of any permitted prior ranking security), in accordance with its terms, in each case save (other than with respect to the Finance Documents) to the extent that failure to do so would not have a Material Adverse Effect.

17.2 Taxes

The Company will pay within any applicable time limit all Taxes imposed by any agency of any state upon it or any of its assets, income or profits or any transactions undertaken or entered into by it save in the event of a bona fide dispute with regard to any Tax in respect of which proper provision has, if appropriate, been made in the accounts of the Company, in each case where failure to do so would have a Material Adverse Effect.

17.3	Maintenance of status and authorisation

The Company will:

(a)	do all such things as are necessary to maintain its corporate existence;

(b)	ensure that it has the right to conduct its business, obtain and maintain all material consents and make all filings necessary for the carrying on of its business, and take all reasonable steps necessary to ensure that the same are in full force and effect in each case where failure to do so would have a Material Adverse Effect; and

(c)	comply in all material respects with all laws and directives binding upon it and applicable to its business, in each case where failure to do so would have a Material Adverse Effect.

17.4	Pari passu ranking

The Company will ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by laws of general application.

17.5	Environmental Compliance

The Company will comply with the terms and conditions of all Environmental Consents and all Environmental Laws applicable to it, in each case where failure so to do would have a Material Adverse Effect.

17.6	Investigations

If an Event of Default shall have occurred and be continuing or if the Majority Lenders believe in good faith and on reasonable grounds that any financial statements provided by the Company are inaccurate or incomplete in any material respect then at reasonable times and upon reasonable notice being given by the Facility Agent to the Company (after consultation with the Company and reasonable attempts to remedy such Event of Default (if remediable)), the Company will procure that any one or more representatives of the Facility Agent and/or accountants or other professional advisers reasonably appointed by the Facility Agent be allowed access, in the presence of a representative of the Company if the Company so requires, during normal business hours to:

(a)	the executive officers; and

(b)	the books and records of the Company to inspect and copy the same,

in each case to the extent that the Facility Agent (acting reasonably) considers them to be relevant to that Event of Default or the accuracy or incorrectness concerned (provided that, for the avoidance of doubt, all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in Clause 25.9 (Confidentiality)).

17.7	Further assurance

(a)	The Company will promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require) in favour of the Security Agent or its nominee(s):

(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of the Company located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are provided they have been perfected, intended to be, the subject of the Transaction Security.

(b)	The Company will take all such action as is available to it (including making all filings and registrations) as the Security Agent may reasonably request for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

17.8	Merger

The Company will not enter into any amalgamation, demerger, merger or corporate reconstruction.

17.9	Financial Indebtedness

(a)	Except as permitted under Clause 17.10(b) below, the Company must not incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	liability for the payment for goods or services acquired in the ordinary course of business in connection with the day to day management and operation of the Properties;

(iii)	a Vendor’s Completion Loan;

(iv)	any Subordinated Loan; or

(v)	any Financial Indebtedness incurred with the prior consent of the Majority Lenders.

17.10 Loans or credit

(a)	Except as permitted under paragraph (b) below, the Company will not make any loan or permit to be outstanding any loans made by it, or grant or agree to grant any credit.

(b)	Paragraph (a) above does not apply to any loan made by the Company:

(i)	to any person out of amounts standing to the credit of the General Account; or

(ii)	with the prior consent of the Majority Lenders.

17.11 Negative pledge

The Company will not create or permit to subsist any Security on or over the whole or any part of its undertaking or assets (present or future) except for:

(a)	any Security arising under the Finance Documents;

(b)	any Security Interest constituted by title retention arrangements in relation to goods acquired by the Company in connection with the Properties and which do not form part of the Properties or any buildings on the Properties; or

(c)	any Security Interest created with the prior consent of the Majority Lenders.

17.12 Acquisitions and investments

(a)	Except as provided below, the Company must not make any acquisition or investment.

(b)	Paragraph (a) does not apply to:

(i)	the Company’s acquisition of the Original Properties or Additional Properties acquired in accordance with paragraph (c) below;

(ii)	the Company’s acquisition of the Cardiff Property in accordance with the provisions of Clause 2.2 (The Cardiff Loan); or

(iii)	acquisitions of goods or services in the ordinary course of the Company’s business as a property investment or owning company or in connection with the day to day management and operation of the Properties.

(c)	Subject to the terms of this Agreement, the Company may acquire an Additional Property:

(i)	for the purposes of remedying a breach (or potential breach) of Clause 18.8(a) (Interest Cover) (the acquired Additional Property being a Remedy Additional Property); or

(ii)	in substitution of another Property (the acquired Additional Property being a Substitute Additional Property),

provided that:

(A)	the following provisions of this Clause 17.12 are complied with; and

(B)	the Facility Agent has received all of the documents and evidence set out in Part 2 of Schedule 2 (Conditions Precedent for an Additional Property) in the agreed form (to the extent agreed at or prior to signing of this Agreement) or, in the case of a Security Document, in substantially the same form as an equivalent Security Document delivered under Part 1 of Schedule 2 (The Original Properties and Allocated Loan Amounts) or otherwise in form and substance satisfactory to the Facility Agent, in each case acting reasonably. The Facility Agent shall notify the Company and the Lenders promptly upon the Facility Agent being so satisfied (upon which the relevant property shall become an Additional Property).

(d)	A Substitute Additional Property may only be acquired by the Company in substitution for another Property (a Disposed Property) if:

(i)	the Substitute Additional Property is either freehold or long leasehold with a remaining term in excess of 75 years;

(ii)	the Substitute Additional Property will on completion of the acquisition be subject to an OpCo Lease for which the unexpired lease term will be no shorter than the unexpired lease term of the Disposed Property as at the date the lease of the Substitute Additional Property comes into effect;

(iii)	the annual rent payable under the OpCo Lease on that Property is at least sufficient to ensure that, from the date of that acquisition, Interest Cover would be no lower than that in effect prior to the disposal of the relevant Disposed Property, taking into account any amount of the Loan to be prepaid from the Net Proceeds of the Disposed Property in accordance with this Agreement;

(iv)	the market value of that Substitute Additional Property (as determined from the Valuation delivered under Clause 17.12(c)(ii)(B) (Acquisitions and investments) above), when aggregated with the value of each other Substitute Additional Property, does not exceed the amount equal to 15 per cent, of the aggregate valuation of the Original Properties contained in the Original Valuation Report; and

(v)	the requirements of Clause 14.5 (Disposal Account) are or will have been complied with on the date of completion of the acquisition.

(e)	A Remedy Additional Property may only be acquired by the Company if the Remedy Additional Property is either freehold or long leasehold with a remaining term in excess of 75 years and on unconditional and binding OpCo Lease is in place under which annual rent is contractually payable.

(f)	If the Company wishes to substitute a Substitute Additional Property for a Disposed Property, it must give a notice (a Substitution Notice) to the Facility Agent to that effect at least 10 Business Days prior to the disposal of the Disposed Property.

17.13 Disposals

(a)	In this Clause:

Applicable Release Pricing Amount means:

(i)	in respect of a disposal of the whole of a Property, the amount equal to 110 per cent, of the Allocated Loan Amount for that Property; and

(ii)	in respect of a disposal of part of a Property (other than a Minor Sale), the amount equal to 110 per cent, of the Allocated Loan Amount for that Property, multiplied by the Disposed Proportion.

Disposed Proportion means the proportion (expressed as a fraction) which:

(i)	the amount (if any) by which the Pre-Disposal Valuation of that Property exceeds the Post-Disposal Valuation of that Property;

bears to:

(ii)	the Pre-Disposal Valuation of that Property.

Minor Sale means the sale by the Company of part of a Property where:

(i)	the proceeds of sale do not, when aggregated with proceeds of sale from any other Minor Sale made in the same financial year of the Company, exceed £100,000;

(ii)	the sale is made for cash at arm’s length and not to a related entity of the Company;

(iii)	the rent payable under each Occupational Lease on that Property is unaffected by the sale;

(iv)	the land the subject of the sale does not form part of a building on the relevant Property or part of a key access route, and will not alter the then applicable access route(s) to that Property;

(v)	the sale would not result in visibility to a Property being reduced to any material extent or impair the operation, usage or enjoyment of the Property in any way which would result in an adverse impact on trading of the business being carried on at the Property by the existing tenant(s); and

(vi)	the sale would not breach a planning condition affecting the Property or be made in breach of any planning regulations or requirements.

Post-Disposal Valuation means, in respect of a disposal of part of a Property, the market value of that Property (assuming the disposal has then occurred) contained in the Valuation of that Property delivered to the Facility Agent in accordance with this Clause prior to the making of that disposal.

Pre-Disposal Valuation means, in respect of a disposal of part of a Property, the market value of that Property (assuming the disposal has not then occurred) contained in the Original Valuation Report in relation to that Property.

Required Amount means, in relation to a disposal of the whole or part of a Property, the aggregate of:

(i)	the Applicable Release Pricing Amount; and

(ii)	the Facility Agent’s determination (based on information to be provided by each relevant Lender and supported by reasonable evidence of the calculations used) of the Break Costs and any other amounts payable under any Finance Document in respect of the prepayment of the Loans on the next Interest Payment Date in an amount equal to the Applicable Release Pricing Amount.

(b)	Except as permitted in this Agreement, the Company may not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(c)	Paragraph (b) above does not apply to:

(i)	a disposal made with the consent of the Majority Lenders;

(ii)	a disposal of cash by way of a payment out of an Account in accordance with this Agreement;

(iii)	the disposal or replacement of moveable plant and machinery and fixtures and fittings which are obsolete or redundant or otherwise in accordance with the principles of good estate management;

(iv)	the entry into an Occupational Lease in accordance with the Finance Documents;

(v)	a disposal which is being made pursuant to a compulsory purchase order in relation to which the other relevant provisions of this Agreement are complied with;

(vi)	a disposal (other than a disposal of a Property) of assets in the ordinary course of the Company’s business as a property investment or owning company; or

(vii)	a disposal of a Property, in whole or in part, which is a Minor Sale or otherwise is made in accordance with paragraph (d) below.

(d)	A Property may be disposed of, in whole or in part, if:

(i)	no Event of Default is outstanding or would arise as a result of the disposal;

(ii)	the Company has confirmed in writing to the Facility Agent that:

(A)	Interest Cover would not be reduced; and

(B)	the Loan to Value will not be increased as a result of the proposed disposal (taking into account the amount by which the Loans will be prepaid following that disposal);

(iii)	in the case of a disposal of part of a Property (other than a Minor Sale or a disposal made pursuant to a compulsory purchase order) a Valuation of that Property is delivered to the Facility Agent at least 10 Business Days prior to that disposal, indicating the Post-Disposal Valuation of that Property;

(iv)	where the market value of relevant Property as set out in the Post-Disposal Valuation is less than that set out in the Pre-Disposal Valuation, the Net Proceeds together with:
(A)	the proceeds of any loan permitted by Clause 17.9(b)(iv) (Financial Indebtedness) or equity contribution to the Company for such purposes; and/or

(B)	the amount standing to the credit of the General Account,

(together, Additional Amounts), in each case which, on completion of the disposal, have been or are to be made available to the Facility Agent, at least equal the Required Amount; and

(v)	on completion of the disposal, an amount of the Net Proceeds (plus any such Additional Amounts) in aggregate at least equal to the Required Amount are paid directly into the Disposal Account for application towards prepayment of the Loans or otherwise in accordance with Clause 14.5 (Disposal Account) and any Net Proceeds not required to be so applied will be paid into the General Account.

(e)	A Property (or part-of a Property) disposed of in accordance with this Clause shall cease to be a Property.

17.14 Change of business

(a)	The Company must not carry on any business other than the ownership and management of (and, where relevant, the development by the Principal Tenant of) its interests in the Properties.

(b)	The Company must not have any Subsidiary.

17.15 Share Capital

The Company must not:

(a)	declare or pay any dividend or make any other distribution in respect of any of its shares (other than out of amounts standing to the credit of the General Account which it is, pursuant to the terms of this Agreement, permitted to withdraw);

(b)	issue any further shares or alter any rights attaching to its issued shares as at the date of this Agreement (unless, in the case of an issue of shares, the shares issued are subject to the Mortgage of Shares); or

(c)	repay or redeem any of its share capital (other than out of amounts standing to the credit of the General Account which it is, pursuant to the terms of this Agreement, permitted to withdraw).

17.16 Other Contracts

The Company must not enter into any contract other than:

(a)	the Transaction Documents;

(b)	any Permitted Contract;

(c)	a contract entered into in connection with the day to day management and operation of the Properties;

(d)	a contract entered into in connection with, or as a result of, the Company performing its obligations under this Agreement; or

(e)	any other contract expressly allowed under any other term of this Agreement.

17.17 Arm’s length transactions

(a)	The Company will not enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause:

(i)	any loan permitted to be made under Clause 17.10 (Loans or credit); or

(ii)	any transaction or arrangement entered into on terms more favourable to the Company than would have been the case had such transaction or arrangement been entered into on arm’s length terms.

17.18 VAT Group

The Company must not be a member of a value added tax group.

18.	PROPERTY UNDERTAKINGS

18.1 Occupational Leases

(a)	In this Clause:

Permitted Amendment means an amendment or waiver in respect of a Lease Document which does not:

(i)	provide for any reduction in rent or term or have the effect of reducing the amount of any payment due from the tenant under the relevant Lease Document;

(ii)	have the effect of the tenant’s obligations under the relevant Lease Document with respect to repair and maintenance, insurance, decoration, alienation or sub-letting becoming less onerous;

(iii)	have the effect of the terms relating to rent reviews under the relevant Lease Document becoming less favourable to the Company;

(iv)	have the effect of increasing the relevant tenant’s right to terminate or determine the relevant Lease Document; or

(v)	result in any stamp duty land tax liability on the part of the Company.

Permitted Subleasing Arrangement means:

(i)	any letting, licence or other right of occupation in respect of a Property subject to and with benefit of which an OpCo Lease is granted; and

(ii)	any other subletting, licence or other right of occupation in respect of a Property in respect of a Property which is authorised under, and in accordance with, the terms of an OpCo Lease and where the amount of rental income payable under that OpCo Lease by the Principal Tenant is not reduced as a result of that subletting, licence or other arrangement.

(b)	The Company must not without the consent of the Facility Agent (such consent not to be unreasonably withheld or delayed and, if such consent is not refused within 10 Business Days, such consent shall deemed to have been given):

(i)	enter into or permit any Agreement for Lease other than an Agreement for Lease in respect of an OpCo Lease;

(ii)	other than pursuant to an Agreement for Lease, grant, permit or agree to grant any new Occupational Lease in respect of a Property (for which purposes an extension of an Occupational Lease on unamended terms pursuant to automatic renewal provisions shall not constitute the grant of a new Occupational Lease) other than an OpCo Lease or another Occupational Lease granted in respect of an Additional Property or the Cardiff Property in accordance with the other provisions of this Agreement;

(iii)	agree to any amendment, waiver or surrender in respect of any Lease Document other than a Permitted Amendment or an amendment, waiver or surrender which relates to a disposal of part of a Property permitted pursuant to this Agreement;

(iv)	commence any forfeiture proceedings in respect of any Lease Document;

(v)	grant or agree to the granting of any sublease, contractual licence or right to occupy any part of a Property other than a Permitted Subleasing Arrangement;

(vi)	consent to any assignment of any tenant’s interest under any Lease Document;

(vii)	agree to any downward rent review in respect of any Lease Document; or

(viii)	(in relation to any Property in England or Wales) serve any notice on any former tenant under any Lease Document under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under section 17(3) of that Act.

(c)	The prior consent of the Facility Agent shall not be required under paragraph (b) above if:

(i)	the Company is contractually obliged, or obliged by the terms of the relevant Lease Document; or

(ii)	is legally obliged pursuant to the Landlord and Tenant Act 1927, the Landlord and Tenant Act 1954 Part II or the Landlord and Tenant Act 1988 or the grant of an overriding lease pursuant to the Landlord and Tenant (Covenants) Act 1995 or, in Northern Ireland, the Business Tenancies (Northern Ireland) Order 1996,

to enter into the relevant transaction or arrangement.

(d)	The Company must supply to the Facility Agent each Lease Document, each amendment to a Lease Document and each document recording any rent review in respect of a Lease Document promptly upon entering into the same.

(e)	The Company may agree to a rent review in relation to a Property if the same is an upward rent review or if the Company is otherwise obliged to agree to that rent review.

18.2 Monitoring of Property

On or before the date five Business Days before each Interest Payment Date, the Company must supply to the Facility Agent the following information (in the form of the pro forma schedule set out in Schedule 6 (Form of Quarterly Property Information)), in respect of the quarterly period ending 10 Business Days before that Interest Payment Date:

(a)	details of any arrears of rent or service charges under any Lease Document and any step being taken to recover them;

(b)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(c)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(d)	details of any proposed material capital expenditure incurred or to be incurred by the Company with respect to each Property and any permitted development works;

(e)	copies of any valuation of any Property prepared by an external adviser;

(f)	details of any material repairs required to each Property to be carried out by the Company;

(g)	details of any proposed sub-letting;

(h)	details of any Permitted Amendments;

(i)	details of the budget for any Permitted Development (as defined in Clause 18.3 (Development)), and progress against that budget;

(j)	such further information relating to the Properties as the Facility Agent may reasonably request (upon reasonable notice); and

(k)	any financial information provided to it by the Principal Tenant pursuant to the tax deed dated on or about the date of this Agreement, between, amongst others, the Company and the Principal Tenant.

18.3 Development

(a)	In this Clause:

Permitted Development means any building or development works (excluding non-structural alterations and other matters permitted under the relevant OpCo Lease) carried out on a Property provided that:

(i)	all necessary consents, including but not limited to any consents required under the Planning Acts, have been obtained;

(ii)	no fees, costs and expenses incurred in relation to the building or development are for the account of the Company and all contractual arrangements and liabilities in relation to the building or development works are carried out or undertaken by the Principal Tenant;

(iii)	any building or development works to be carried out for the purpose of being let to a person other than the Principal Tenant are carried out on a pre-let (rather than a speculative) basis;

(iv)	the Rental Income receivable under each Occupational Lease on that Property is not, as a result of the building or development, reduced; and

(v)	no Security on the relevant Property will need to be released as a result of the building or development works.

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991, or, in Northern Ireland, the Planning (Northern Ireland) Order 1991, or, in Scotland, the Town and Country Planning (Scotland) Act 1997, the Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, the Planning (Hazardous Substances) (Scotland) Act 1997 and the Planning (Consequential Provisions) (Scotland) Act 1997 and any subordinate legislation made (before or after this Deed) under those statutes and any other statute governing or controlling the use or development of land and property.

(b)	The Company must not carry out or allow to be carried out on any part of any Property any development (within the meaning of the Planning Acts and being development for which the permission of the local planning authority is required excluding non-structural alterations and other matters permitted under the relevant OpCo Lease), in each case, other than in connection with any Permitted Development where the total budgeted (and unspent) costs of that Permitted Development do not and would not, when aggregated with the total budgeted (and unspent) costs of each other Permitted Development ongoing at the same time, exceed £10,000,000.

18.4 Insurances

(a)	In this Clause, insurance policy means an insurance policy or contract required under this Clause.

(b)	Subject to the following provisions of this Clause, the Company must ensure that at all times from the first Utilisation Date:

(i)	each Property and the plant and machinery on each Property (including fixtures and improvements) are insured on a full replacement cost basis, such insurance to include:

(A)	cover for site clearance, professional fees and value added tax together with adequate allowance for inflation;

(B)	loss of rent insurance which, if limited in duration must be for a duration of at least three years, and including provision for increases in rent during the period of insurance; and

(C)	cover against acts of terrorism (if the same is available in the relevant insurance market); and

(ii)	such other insurances (including third party insurance) are in force as a prudent company in the same business as the Company would effect.

(c)	The Borrower may comply with paragraph (b) above by enforcing the requirements relating to insurance in any relevant Headlease.

(d)	The Borrower shall not be obliged to obtain or maintain any of the insurances required by Clause 18.4(b) above if and to the extent that:

(i)	such insurance is not commercially available in the U.K. or European insurance markets; or

(ii)	the cost of such insurance is so great that, in the reasonable opinion of the Company, other property investment companies are not at the relevant time obtaining or maintaining such insurances;

(iii)	such insurance is not available as a result of such exceptions, conditions and limitations as at the relevant time are commonly imposed by insurers agreeing to give such insurance; or

(iv)	the Facility Agent (acting reasonably) agrees that such insurance need not be obtained or maintained.

(e)	(i) All insurance policies required under this Clause must be:

(A)	in an amount and form acceptable to the Facility Agent (acting reasonably);

(B)	with an insurance company or underwriter which has a Requisite Rating or (in respect of any replacement insurance) with an insurance company or underwriter, or group of insurance companies or underwriters, that:

I.	has a Requisite Rating; or

II.	to the extent no insurance company or underwriter has a Requisite Rating, is otherwise acceptable to the Facility Agent (acting reasonably).

(ii) (A)	The Company must promptly notify the Facility Agent upon becoming aware that any insurance company or underwriter (as appropriate), with whom any insurance required by Clause 18.4(b) (Insurances) is maintained, ceases to have a Requisite Rating.

(B)	If an insurance company or underwriter, or group of insurance companies or underwriters, as the case may be, with whom any insurance required by Clause 18.4(b) (Insurances) is maintained does not have a Requisite Rating, the Company on request by the Facility Agent must put in place replacement insurances in accordance with this Clause with an insurance company or underwriter or group of insurance companies or underwriters, as the case may be, which:

I.	does have a Requisite Rating; or

II.	to the extent no insurance company or underwriter has a Requisite Rating, is otherwise acceptable to the Facility Agent (acting reasonably),

by no later than:

III.	if the Company is unable to recover the cost of the replacement insurance from tenants under the Occupational Leases, the expiry date of the relevant policy; and

IV.	in all other cases, the date falling 90 days after the notification under subparagraph (e)(ii)(A) above.

(f)	The Company must procure that the Security Agent (as agent and trustee for the Finance Parties) is named as mortgagee and loss payee on each insurance policy.

(g)	The Company must procure that each insurance policy contains:

(i)	a standard mortgagee clause under which the insurance will not be vitiated or avoided as against the Security Agent as a result of any misrepresentation, act or neglect or failure to disclose, or breach of any policy term or condition, on the part of any insured party or any circumstances beyond the control of an insured party; and

(ii)	terms providing that it will not, so far as any Finance Party is concerned, be invalidated for failure to pay any premium due without the insurer first giving to the Facility Agent not less than 10 days’ notice in writing; and

(iii)	a waiver of the rights of subrogation of the insurer as against the Company, the Finance Parties and the tenants in respect of each Property.

(h)	The Company must use its best endeavours to ensure that the Security Agent receives copies of the insurance certificates and any information in connection with the insurances and claims under them which the Facility Agent may reasonably require.

(i)	The Company must promptly notify the Security Agent of any renewal, variation (other than a variation of an immaterial or administrative nature) or cancellation of any insurance policy made or, to its knowledge, threatened or pending.

(j)	The Company must not do or permit anything to be done (other than acts or omissions of a Finance Party) which may make void or voidable any insurance policy.

(k)	The Company must ensure that:

(i)	each premium for insurance is paid promptly upon falling due; and

(ii)	all other things necessary to keep each insurance policy in force are done.

(l)	If the Company fails to comply with any term of this Clause, the Facility Agent may, at the expense of the Company, effect any insurance and generally do such things and take such other action as the Facility Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause.

(m)	Provided that no Default is continuing, any claim under any insurance policy shall be managed by the Company following consultation with the Facility Agent.

(n)

(i)     Except as provided below, the Relevant Amount of proceeds of any insurance policy must, if the Facility Agent so requires, be used to prepay the Loans in the order set out in Clause 7.4(b) (Prepayments: Order of Application) (and pending such prepayment, the Company must pay those proceeds to the Insurance Account). For these purposes the Relevant Amount in relation to any one claim is the amount of the proceeds of the claim (if such proceeds exceed £250,000) up to a maximum of the Allocated Loan Amount for the Property in respect of which the proceeds are received.

(ii)	To the extent required by the basis of settlement under any insurance policy or Lease Document, the Company must apply moneys received under any insurance policy in respect of a Property towards replacing, restoring or reinstating that Property (and pending such application, if they are in excess of £250,000 for any individual claim, the Company must pay those proceeds to the Insurance Account).

(iii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Facility Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent.

(iv)	Moneys received under liability policies which are required by the Company to satisfy established liabilities of the Company to third parties, must be used to satisfy these liabilities.

18.5 Occupational Leases

(a)	The Company must duly and diligently implement the material terms and provisions of each Occupational Lease including, if instructed to do so by the Facility Agent, to petition the Court for leave to forfeit the relevant Occupation Lease in the event of the Principal Tenant going into administration,

(b)	The Facility Agent will not give an instruction pursuant to subparagraph (a) above unless the Principal Tenant has failed to pay any rent due under an Occupational Lease (including as a consequence of the exercise of any right of set off).

18.6 Headleases

In relation to any Headlease, the Company must:

(a)	observe and perform all covenants, stipulations and obligations on the lessee and enforce all covenants on the part of the lessor;

(b)	not, without the prior written consent of the Facility Agent:

(i)	waive, release or vary any obligation under, or the terms of; or

(ii)	exercise any option or power to break, determine or extend,

any such Headlease;

(c)	not do or permit anything which may allow that Headlease to be forfeited;

(d)	not agree any change in the rent payable without the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed); and

(e)	promptly notify the Facility Agent of any matter or event under or by reason of which any such Headlease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture and, if so requested by the Facility Agent apply for relief against forfeiture.

18.7 Entry and power to remedy breaches

(a)	If the Company has failed to perform any obligation under this Clause 18 (Property Undertakings), and that failure will affect a Property or the rights of the Finance Parties in respect of that Property, the Facility Agent and/or the Security Agent may (without any obligation to do so) enter upon a Property, with or without agents appointed by it as it may determine, and take such steps as may, in the reasonable opinion of the Facility Agent and/or the Security Agent, be required to remedy or rectify such failure.

(b)	The exercise by the Facility Agent or the Security Agent of its powers under this Clause 18.7 (Entry and power to remedy breaches) shall not render the Facility Agent, the Security Agent or any Lender liable to account as mortgagee in possession.

18.8 Interest Cover

(a)	The Company must ensure that Interest Cover is, as at each testing date (as defined in the definition of Interest Cover), at least 110 per cent.

(b)	Breach of paragraph (a) above shall not constitute an Event of Default if, within ten Business Days, the Company remedies such breach by:

(i)	prepaying the Loans in an amount such that, taking into account the resulting reduction in the projected annual finance costs (as defined in the definition of Interest Cover), Interest Cover is at least 110 per cent.;

(ii)	depositing into a blocked account with the Facility Agent (the Deposit Account) the amount which, if the interest payable on that amount were treated as projected annual rental income (as defined in the definition of Interest Cover), would result in Interest Cover being at least 110 per cent.;

(iii)	(where Interest Cover as at that testing date is not less than 105 per cent.) depositing into the Deposit Account the amount which, if such amount were treated as projected annual rental income (as defined in the definition of Projected Interest Cover), would result in Interest Cover being at least 110 per cent.; or

(iv)	acquiring a Remedy Additional Property in accordance with Clause 17.12 (Acquisitions and investments) where Interest Cover, if recalculated taking into account the rental income projected to be received in respect of that Remedy Additional Property, would be at least 110 per cent.

(c)	The Company may not remedy a breach of paragraph (a) by way of making a deposit into the Deposit Account under subparagraph (b)(iii) above:

(i)	on more than two occasions in any two consecutive Interest Periods; or

(ii)	on more than six occasions in total prior to the Final Maturity Date.

(d)	Amounts standing to the credit of the Deposit Account shall bear interest at the rate normally offered by the Facility Agent to corporate depositors of amounts similar to the relevant amount for periods of deposit similar to the anticipated period of deposit of the relevant amount. The interest earned on such account will be for the account of the Company and shall be transferred to the Rent Account and will be treated as Rental Income and applied in such manner as the Facility Agent (acting reasonably) requires to have effect as if it were Rental Income received during the period of deposit.

(e)	Where the Company remedies a breach of paragraph (a) above by making a deposit into the Deposit Account, the Facility Agent shall, provided no Event of Default is then outstanding, transfer all or part of that amount to the General Account to the extent that the amount, or part of the amount is no longer required to ensure that the Interest Cover is at least 110 per cent.

(f)	The Junior Lender (as defined in the Intercreditor Deed) may cure a breach of this Clause in accordance with the terms of the Intercreditor Deed by payment into the Rent Account and shall be entitled to repayment of an amount equal to any monies paid into the Rent Account upon such breach ceasing to exist in accordance with either Clause 14.2 (Rent Account) or clause 3.3 of the Intercreditor Deed (as applicable).

18.9 Property manager

(a)	If the Property Manager is in default of its obligations under the relevant Property Management Agreement or an Insolvency Event (as defined in the relevant Property Management Agreement) is outstanding and, as a result, the Company is entitled to terminate that Property Management Agreement, then, if the Facility Agent so requires, the Company must promptly use all reasonable endeavours to:

(i)	terminate the relevant Property Management Agreement; and

(ii)	appoint a new Property Manager whose identity and terms of appointment are acceptable to the Facility Agent (acting reasonably).

(b)	If the Company terminates a Property Management Agreement in accordance with its terms, it must use all reasonable endeavours to promptly appoint a new Property Manager whose identity and terms of appointment are acceptable to the Facility Agent (acting reasonably).

(c)	Any Property Management Agreement entered into by the Company must first be approved by the Facility Agent (acting reasonably).

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause is an Event of Default.

19.1 Payment Default

The Company fails to pay on the due date any amount payable by it under any of the Finance Documents at the place and in the currency at or in which it is expressed to be payable unless:

(a)	in relation to a payment of principal or interest, such amount is paid within three Business Days of its due date; or

(b)	in relation to any other payment, the payment is made within seven Business Days of its due date.

19.2 Breach of other Obligations

(a)	The Company fails to comply with any of its obligations in Clause 17.11 (Negative pledge); or

(b)	the Company fails to observe or perform any of its obligations or undertakings under any of the Finance Documents (other than those referred to in Clause 19.1 (Payment Default) and, if such failure is capable of remedy, is not remedied within 20 Business Days of the Company becoming aware of the relevant matter and that it constitutes a default.

19.3 Misrepresentation

Any representation, warranty or written statement which is made by the Company in any of the Finance Documents or is contained in any certificate, statement or notice provided under or pursuant to any of the Finance Documents proves to be incorrect (in the case of any representation, warranty or statement which is not subject to a materiality threshold in accordance with its terms, in any material respect) when made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing unless the circumstances giving rise to that default are capable of remedy and are remedied within 20 Business Days of the Company becoming aware of the relevant matter and that it constitutes a default.

19.4 Invalidity and unlawfulness

(a)	Any provision of any Finance Document is or becomes invalid or unenforceable (subject, in each case, to the reservations) for any reason or shall be repudiated or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any party thereto (other than a Finance Party) in circumstances or to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

(b)	At any time it is or becomes unlawful for the Company to perform any of its obligations under any of the Finance Documents in circumstances or to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any Finance Party under the Finance Documents.

(c)	At any time any act, condition or thing required to be done, fulfilled or performed in order (i) to enable the Company lawfully to enter into, exercise its rights under or perform the obligations expressed to be assumed by it under any of the Finance Documents to which it is party, (ii) to ensure that the obligations expressed to be assumed by the Company under any Finance Document to which it is party are legal, valid and binding (subject, in each case, to the reservations) (iii) to make each Finance Document admissible in evidence in the English or other relevant courts and (iv) to create the security constituted by the Security Documents to which the Company is party, is not done, fulfilled or performed within any applicable prescribed time periods and the Majority Lenders reasonably consider such failure is materially prejudicial to the interests of any Finance Party under the Finance Documents.

19.5 Cross Default

Any Financial Indebtedness of the Company:

(a)	is not paid when due or within any applicable grace period in any agreement relating to that Financial Indebtedness; or

(b)	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed upon demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default however described.

19.6 Insolvency

The Company stops or suspends or threatens or announces in writing an intention to stop or suspend payment of its debts or shall admit its inability to pay its debts as they fall due or shall for the purpose of any applicable law be or be deemed to be unable to pay its debts or shall otherwise be or be deemed to be insolvent or a moratorium is declared in respect of indebtedness of the Company.

19.7 Bankruptcy, Suspension of Payments, Receivership and Administration

(a)	An insolvency administrator or receiver or other administrator or similar officer is appointed over or in respect of all or any part of the business or assets of the Company.

(b)	A petition is presented or meeting convened or application made for the purpose of appointing an insolvency administrator, interim insolvency administrator or receiver or other administrator or other similar officer of, or for the making of an administration order in respect of, the Company and (other than in the case of a petition to appoint an administrator) such petition or application (unless frivolous or vexatious) is not contested on bona fide grounds with due diligence and, in the case of any such petition or application (whether or not frivolous or vexatious) is not stayed or discharged within 21 days.

19.8 Compositions and Arrangements

(a)	The Company proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally or convenes a meeting for such purpose.

(b)	The Company enters into any negotiations for or in connection with the re-scheduling, restructuring or readjustment of any Financial Indebtedness by reason of, or with a view to avoiding, financial difficulties.

19.9 Winding-up

Any meeting of the Company is convened for the purpose of considering any resolution for (or to petition for) its winding up or the Company passes such a resolution or a petition is presented for the winding-up of the Company (other than a frivolous or vexatious petition or any other petition which is contested in good faith on bona fide grounds with due diligence and, in either case, is discharged or stayed within 21 days) or an order is made for the winding-up of the Company.

19.10 Similar Events Elsewhere

There occurs in relation to the Company or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which the Facility Agent reasonably considers to correspond in that country or territory with any of those mentioned in Clause 19.6 (Insolvency) to 19.9 (Winding-up) (inclusive).

19.11 Attachment or Process

A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the assets of the Company and is not discharged within 21 days.

19.12 Cessation of Business

The Company ceases, or proposes to cease, to carry on all of its business.

19.13 Major damage

Any part of any Property is destroyed or damaged and, taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage could reasonably be expected to have a Material Adverse Effect or to materially adversely affect the market value of the Properties as a whole.

19.14 Headlease

Any proceedings are commenced relating to the forfeiture of any Headlease (other than in circumstances where the Facility Agent and the Company agree that relief from forfeiture will be obtained) or any Headlease is forfeited.

19.15 Litigation

Any litigation (including an Environmental Claim), arbitration, or administrative or regulatory proceeding is commenced by or against the Company which is reasonably likely to be adversely determined against the Company and, if so determined, (whether by itself or together with any related claims) could reasonably be expected to have a Material Adverse Effect or to materially adversely affect the market value of the Properties as a whole.

19.16 Material Adverse Change

At any time there occurs an event or circumstance not otherwise referred to in this Clause 19 (Events of Default) which has a Material Adverse Effect.

19.17 Judgment

(a)	Monetary judgments of a final non-appealable court of competent jurisdiction or which are not being contested in excess of £50,000 (or its currency equivalent) in an aggregate amount are made against the Company; or

(b)	any non-monetary judgment of a final non-appealable court of competent jurisdiction which is not being contested is entered against the Company and which would have a Material Adverse Effect,

and, in each case, shall remain unsatisfied or unstayed for 10 Business Days after the date of such judgment or, if later, the relevant date for satisfaction of the relevant judgment.

19.18 Acceleration

At any time after the occurrence of an Event of Default (whilst the same is continuing) the Facility Agent may, and will if so directed by the Majority Lenders, by written notice to the Company do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

(a)	terminate all or part of the availability of the Facilities whereupon the Facilities shall cease to be available for drawing, the undrawn portion of each of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make any Loan under this Agreement; and/or

(b)	declare all or part of any or all of the Loans, accrued interest thereon and any other sum then payable under this Agreement and any of the other Finance Documents to be immediately due and payable, whereupon such amounts shall become so due and payable; and/or

(c)	declare all or part of any or all of the Loans to be payable on demand whereupon the same shall become payable on demand.

SECTION 8

CHANGES TO PARTIES

20.	CHANGES TO THE PARTIES

20.1 Assignment and Transfers by the Company

The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

20.2 Assignments and transfers by the Lenders

Subject to this Clause 20 and the terms of the Intercreditor Deed, a Lender (the Existing Lender) may:

(a)	assign any of its rights and benefits; or

(b)	transfer by novation any of its rights, benefits and obligations,

(each a Transfer) under any Finance Documents to another bank or financial institution (the New Lender) other than Toys “R” Us Holdings Inc. and any of its Subsidiaries provided that a Lender may not enter into any Transfer without the prior written consent of the Company (other than in relation to the B Loan).

20.3 Conditions of assignment or transfer

(a)	Save as otherwise agreed by the Company and the Facility Agent the participation (net of any retransfer) of each Lender participating in the Facility shall be a minimum of £5,000,000 (or its currency equivalent).

(b)	An assignment will only be effective on performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent and the Company) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 20.6 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 10 (Taxes) or 11.2 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

20.4 Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £1,000 except no such fee shall be payable in connection with an assignment or transfer to a New Lender in connection with any primary syndication of the Facility.

20.5 Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Company;

(iii)	the performance and observance by the Company of its obligations under the Finance Documents or any other documents;

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document; and

(v)	any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the Finance Documents or otherwise.

20.6 Procedure for transfer

(a)	Subject to the conditions set out in Clause 20.3 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The

Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf,

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Company and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)	the Facility Agent, the Security Agent, the New Lender, the other Lenders and each Hedge Counterparty shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, each Hedge Counterparty and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the Existing Lender shall cease to be a Party as a “Lender” and the New Lender shall become a Party as a “Lender”.

20.7 Copy of Transfer Certificate to the Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

20.8 Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents; or

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or the Company, any information about the Company and the Finance Documents as that Lender shall consider appropriate provided that the person to whom such information is given has entered into a confidentiality undertaking in a form satisfactory to the Company (acting reasonably).

20.9 Affiliates of Lenders as Hedge Counterparties

(a)	An Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form set out in Schedule 5 (Form of Hedge Counterparty Accession Agreement).

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

20.10 Sub-participation

Nothing in this Agreement shall restrict the ability of a Lender to participate, sub-participate or sub-contract any or all of its rights and/or obligations hereunder so long as such Lender remains liable under this Agreement in relation to those obligations provided that if, as a result of laws or regulations in force or known to be coming into force at the time of the sub-participation the Company would be obliged to make payment to the Lender of any amount required to be paid by the Company under Clauses 10 (Taxes) or 11.2 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under that Clause in excess of the amount that it would have been entitled to receive or claim if that sub-participation had not occurred.

SECTION 9

THE FINANCE PARTIES

21.	ROLE OF THE FACILITY AGENT AND THE SECURITY AGENT

21.1 Appointment of the Facility Agent and the Security Agent

(a)	The Lenders appoint the Facility Agent and the Security Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Lenders authorise the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent or the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

21.2 Duties of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or the Security Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

21.3 No fiduciary duties

(a)	Subject to Clause 22.1 (Security Agent as holder of security) and any other provision relating to the Security Agent’s role as trustee, nothing in this Agreement constitutes the Facility Agent or the Security Agent as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

21.4 Business with the Company

The Facility Agent and the Security Agent may each accept deposits from, lend money to and generally engage in any kind of banking or other business with the Company.

21.5 Rights and discretions

(a)	The Facility Agent and the Security Agent may each rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Agent may each assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 19.1 (Payment Default)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders (as appropriate) has not been exercised.

(c)	The Facility Agent and the Security Agent may each engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents. The Facility Agent and the Security Agent shall not be liable for the negligence or misconduct of such agents that it has chosen using reasonable skill and care.

(e)	The Facility Agent and the Security Agent may each disclose to any other Party any information it reasonably believes it has received in its capacity as Facility Agent or Security Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law, regulation or directive or a breach of a fiduciary duty or duty of confidentiality.

21.6 Majority Lenders’ instructions

(a)	Subject to paragraph (f) or unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall each (i) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions of the Majority Lenders.

(b)	Subject to paragraph (f) or unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent and the Security Agent may each refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent and the Security Agent may each act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

(f)	In the event that:

(i)	the Facility Agent sends a written notice to the relevant Lenders requesting consent from the Majority Lenders in respect of any amendment or waiver that may be made with the consent of the Majority Lenders under the terms of this Agreement;

(ii)	the notice sent by the Facility Agent requests instructions are provided to it by the relevant Lenders within a period of at least 10 Business Days from the date of the notice (the Notice Period); and

(iii)	the Facility Agent has not received instructions from all the relevant Lenders at the end of the Notice Period and the instructions it has received from those Lenders who have responded (the Applicable Lenders) do not constitute instructions from the Majority Lenders in either the affirmative or the negative, then at the close of business on the last day of the Notice Period the Agent shall determine:

(A)	if no Loan is then outstanding, the proportion of Commitments of the Applicable Lenders who have given consent to the Total Commitments of all Applicable Lenders; and

(B)	at any other time, the proportion of the participations in the Loans then outstanding of the Applicable Lenders who have given the consent to the amount of all the participations in the Loans then outstanding of those Applicable Lenders.

If such calculations show that consent has been received from 66 2/3 per cent, of the Applicable Lenders by Commitment, then the Facility Agent shall be deemed to have received consent from the Majority Lenders for all purposes under this Agreement.

21.7 Responsibility for documentation

Neither the Facility Agent nor the Security Agent:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent or the Company or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

21.8 Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Facility Agent nor the Security Agent will be liable to any of the Finance Parties for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent, in respect of any claim it might have against the Facility Agent or Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause 21,8 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent if the Facility Agent or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Security Agent.

21.9 Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its aggregate share of each of the Commitments or, if the Total Commitments are then zero, to its share of each of the Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of the Facility Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Facility Agent or as Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by the Company pursuant to a Finance Document).

21.10 Resignation of the Facility Agent or the Security Agent

(a)	The Facility Agent or the Security Agent may, after consultation with the Company, resign and appoint one of its Affiliates acting through an office in the United Kingdom being a reputable bank or other financial institution experienced in transactions of this type as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Facility Agent or the Security Agent may, after consultation with the Company, resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (with consent of the Company, such consent not to be unreasonably withheld) may appoint a successor Facility Agent or Security Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Company) may appoint a successor

Facility Agent or Security Agent (acting through an office in the United Kingdom being a reputable bank or other financial institution experienced in transactions of this type).

(d)	The retiring Facility Agent or Security Agent shall, at its own cost, make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(e)	The Facility Agent’s or Security Agent’s resignation notice shall only take effect upon the appointment of a successor in accordance with this Agreement.

(f)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 21.10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent or the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or Security Agent shall resign, and the Majority Lenders shall appoint a successor Facility Agent or Security Agent in accordance with paragraph (b) above.

21.11 Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent and the Security Agent shall each be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to disclose to any other person (i) any information, disclosure of .which might, in the opinion of the Facility Agent or the, Security Agent, result in a breach of any law or directive or be otherwise actionable at the suit of any person, or (ii) any information supplied by the Company to the Facility Agent or the Security Agent which is identified by the Company at the time of supply as being unpublished, confidential, or price sensitive information relating to a proposed transaction by the Company and supplied solely for the purpose of evaluating in consultation with the Facility Agent or the Security Agent whether such transaction might require a waiver or amendment to any of the provisions of the Finance Documents, or (iii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

21.12 Relationship with the Lenders

(a)	The Facility Agent and the Security Agent may each treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement and provided that such Lender is not lending through a Facility Office which is in any country designated by the Financial Action Taskforce on Money Laundering as “Non-Cooperative Countries and Territories”.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost.

(c)	Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

21.13 Credit appraisal by the Finance Parties

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Company;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

21.14 Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

21.15 Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

21.16 Reliance and Engagement Letters

Each Finance Party confirms that the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by any accountants appointed in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

22.	SECURITY

22.1 Security Agent as holder of security

Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document on trust for the Finance Parties.

22.2 Responsibility

The Security Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken or not taken by it in connection with any Security Document,

unless directly caused by its gross negligence or wilful misconduct.

22.3 Title

The Security Agent may accept, without enquiry, the title (if any) any charger may have to any asset over which security is intended to be created by any Security Document.

22.4 Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

22.5 Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Agent under a Security Document may be invested in the name of, or under the control of, the Security Agent in any investments selected by the Security Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including itself) and upon such terms as it may think fit.

22.6 Approval

Each Finance Party confirms its approval of each Security Document.

22.7 Release of security

(a)	If a disposal of any asset or part of an asset (including any Property) subject to security created by a Security Document is made to a person in the following circumstances:

(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents;

(iii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the asset or part of that asset being disposed of will be released from any security over it created by a Security Document.

(b)	If the Security Agent is satisfied that a release is allowed under this Subclause, the Security Agent must execute (at the request and expense of the Company) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document.

23.	SHARING AMONG THE FINANCE PARTIES

23.1 Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an the Company other than in accordance with Clause 9.2 (By the Company) or Clause 9.5 (Partial payments) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 9.5 (Partial payments), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 9.5 (Partial payments).

23.2 Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 9.5 (Partial payments).

23.3 Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 23.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment upon such date that the underlying amount which resulted in the Sharing Payment arising became due and payable or otherwise capable of receipt or recovery,

23.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 23.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to the reimbursing Finance Party for the amount so reimbursed.

23.5 Exceptions

(a)	This Clause 23 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 23, have a valid and enforceable claim against the Company.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

24.	SET-OFF

After an Event of Default has occurred and so long as it is continuing a Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	NOTICES AND CONFIDENTIALITY

25.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name in the signature block below;

(b)	in the case of each Lender and Hedge Counterparty, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name in the signature block below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

25.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Facility Agent.

25.4 Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 25.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

25.5 Electronic communication

(a)	Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

25.6 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, the English translation will prevail unless the document is a binding agreement, a constitutional, statutory or other official document.

25.7 Use of Websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under subparagraph (c)(i) or subparagraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

25.8 “Know your customer” checks

(a)	The Company shall promptly, upon the request of the Facility Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender (provided that it has entered into a confidentiality undertaking in a form satisfactory to the Company (acting reasonably)) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required by directive or law to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Facility Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

25.9 Confidentiality

(a)	Subject to Clause 20.8 (Disclosure of information), the Finance Parties will:

(i)	keep the Confidential Information confidential and, subject as set out below, not disclose it to anyone and to ensure that the Confidential Information is protected with security measures and degree of care that it would apply to its own confidential information;

(ii)	use the Confidential Information only for the purpose of appraising the business, financial condition, creditworthiness, status and affairs of the Company in connection with its participation in the Facility; and

(iii)	use all reasonable endeavours to ensure that any person to whom they pass any Confidential Information (unless disclosed under paragraph (b) below) acknowledges and complies with the provisions of this Clause 25.9 as if that person were also a party to it and you undertake to be responsible for any breach of this agreement by such person.

(b)	The Confidential Information may be disclosed:

(i)	if so required by law or, regulation or, if requested by any regulator with jurisdiction over any Finance Party or any Affiliate of any Finance Party;

(ii)	if it comes into the public domain (other than as a result of a breach of this Clause 25.9);

(iii)	to auditors, professional advisers or rating agencies but, in the case of rating agencies, only for the purposes of preparing a private or shadow rating;

(iv)	in connection with any legal proceedings;

(v)	to any Holding Company or Affiliate of the Company and any director or employee or prospective director or employee of the or any Holding Company or Affiliate of the Company; and

(vi)	to Investors or prospective Investors and any prospective new lender which may become a party to this Agreement pursuant to Clause 20 (Changes to the Parties).

(c)	The provisions of this Clause 25.9 shall supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of the Company.

25.10 Publicity

Each of the Parties agrees that no public announcements may be made by any Party regarding the Facility, or any of the roles of any of the Finance Parties, without the prior written consent of the Company.

26.	CALCULATIONS AND CERTIFICATES

26.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

26.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

26.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

26.4 Certificates by Directors

Any certificate or notice given by a director or other authorised signatory of the Company on behalf of the Company shall be given without personal liability.

27.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.	AMENDMENTS AND WAIVERS

29.1 Required consents

(a)	Subject to Clause 29.2 (Exceptions) any term of the Finance Documents may be amended or waived with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 29.

(c)	The Company acknowledges that the Lenders, the Facility Agent and the Security Agent have each appointed a servicer in relation to this Agreement and the Loans pursuant to a servicing agreement (the Servicing Agreement), that the servicer under the Servicing Agreement is required to act in accordance with the Servicing Standard (as defined in the Servicing Agreement), and that a special servicer may be appointed pursuant to the terms of the Servicing Agreement. The Company further acknowledges that the servicer and special servicer may exercise the rights and discretions of the Lenders, the Facility Agent and the Security Agent under this Agreement in accordance with the Servicing Standard subject to certain matters which require the prior approval of the Junior Lender and which may differ from those set out in Clause 29.2 (Exceptions).

29.2 Exceptions

(a)	Subject as provided in paragraph (b) below, an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	to the date of payment of any amount of principal, interest, fees or commission payable under the Finance Documents;

(iii)	any Margin or a change in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment or method of calculation of any amount of principal, interest, fees or commission payable under the Finance Documents;

(v)	an increase in or an extension of any Commitment or extension of any Availability Period;

(vi)	a release of the Company or of any Security Document (in whole or in part);

(vii)	any material provision of any Security Document;

(viii)	any waiver of a right of prepayment under Clause 7.3 (Mandatory prepayments – disposals and insurance proceeds);

(ix)	any amendment relating to the ability of a Lender to transfer its rights and obligations under the Finance Documents;

(x)	the provisions of Clause 18.8 (Interest Cover);

(xi)	any provision which expressly requires the consent of all the Lenders; or

(xii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 20 (Changes to the Parties), Clause 23 (Sharing among the Finance Parties), Clause 31 (Governing Law), Clause 32 (Enforcement) or this Clause 29, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, any Hedge Counterparty or the Security Agent may not be effected without the consent of the Facility Agent, that Hedge Counterparty or the Security Agent, as the case may be, at such time.

29.3 Amendments by Security Agent

Unless the provisions of any Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

30.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

31.	GOVERNING LAW

This Agreement is governed by English law.

32.	ENFORCEMENT

32.1 Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 32.1 shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against the Company in the courts of any country in which the Company has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Terms defined in the Facility Agreement shall bear the same meaning when used herein.

Signed:
DIRECTOR

Date:

Signed:
[SECRETARY]

Date:

Schedule

[List of documents to be certified.]

SIGNATORIES

Chargor

EXECUTED AS A DEED by	)
TOYS “R” US PROPERTIES	)
(UK) LIMITED
acting by	)

Director

Director/Secretary

Security Agent

DEUTSCHE BANK AG,
LONDON BRANCH

By:

SIGNATORIES

The Company

TOYS “R” US PROPERTIES (UK) LIMITED

By:
Address:	Geoffrey House
Vanwall Business Park
Vanwall Road
Maidenhead
Berkshire SL6 4UB

Fax:	01628 414097

Attention:	Frank Muzika

The Facility Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:
Address:	Deutsche Bank AG, London Branch
Servicing Department
European Commercial Real Estate Group
Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	020 7547 0665

Attention:	Paul Lloyd

The Security Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:
Address:	Deutsche Bank AG, London Branch
Servicing Department
European Commercial Real Estate Group
Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	020 7547 0665

Attention:	Paul Lloyd

The Original Hedge Counterparty

DEUTSCHE BANK AG, LONDON BRANCH

By:
Address:	Deutsche Bank AG, London Branch
Servicing Department
European Commercial Real Estate Group
Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	020 7547 0665

Attention:	Paul Lloyd

The Original Lenders

VANWALL FINANCE PLC
per pro SFM Directors (No.2) Limited as Director

By:
Address:	Vanwall Finance Plc
35 Great St. Helen’s
London EC3A 6AP

Fax:	020 7085 3728

Attention:	The Directors

THE ROYAL BANK OF SCOTLAND PLC

By:
Address:	The Royal Bank of Scotland
Real Estate Finance
5th Floor, 135 Bishopsgate
London EC2M 3UR

Fax:	020 7085 3728

Attention:	The Manager

Fax:	020 7547 0665

Attention:	Paul Lloyd

The Original Hedge Counterparty

DEUTSCHE BANK AG, LONDON BRANCH

By:
Address:	Deutsche Bank AG, London Branch
Servicing Department
European Commercial Real Estate Group
Winchester House
1 Great Winchester Street
London EC2N 2DB

Fax:	020 7547 0665

Attention:	Paul Lloyd

The Original Lenders

VANWALL FINANCE PLC

By:
Address:	Vanwall Finance Plc
35 Great St. Helen’s
London EC3A 6AP

Fax:	020 7085 3728

Attention:	The Directors

THE ROYAL BANK OF SCOTLAND PLC

By:
Address:	The Royal Bank of Scotland
Real Estate Finance
5th Floor, 135 Bishopsgate
London EC2M 3UR

Fax:	020 7085 3728

Attention:	The Manager